UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Boeing Company

2018 ANNUAL MEETING

OF SHAREHOLDERS

Monday, April 30, 2018

9:00 a.m., Central Time

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois

Notice of 2018 Annual Meeting of Shareholders

March 16, 2018

Dear Fellow Shareholder,

You are cordially invited to attend The Boeing Company’s 2018 Annual Meeting of Shareholders to be held on Monday, April 30, 2018, at 9:00 a.m., Central Time, at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois. At the meeting, shareholders will be asked to:

•	elect the 13 director nominees named in the proxy statement;

•	approve, on an advisory basis, named executive officer compensation;

•	ratify the appointment of our independent auditor for 2018; and

•	transact such other business, including certain shareholder proposals, as may properly come before the meeting and any postponement or adjournment thereof.

The meeting will also include a report on our operations. Shareholders of record at the close of business on March 1, 2018 are entitled to vote at the annual meeting and any postponement or adjournment thereof. Your vote is important. Please vote by internet, telephone, or mail as soon as possible to ensure your vote is recorded promptly. Please also note that, if you wish to attend the meeting, you must request an admission ticket in advance. To obtain an admission ticket, please follow the instructions on page 57 of the proxy statement.

Thank you for your ongoing support of The Boeing Company.

Very truly yours,

Dennis A. Muilenburg
Chairman, President and Chief Executive Officer

Grant M. Dixton
Vice President, Deputy General Counsel and Corporate Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com	BY MAIL Sign, date, and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON Attend the annual meeting in Chicago See page 57 for details regarding how to register in advance and obtain an admission ticket

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 30, 2018: This Notice of Annual Meeting and Proxy Statement and the 2017 Annual Report are available at www.proxyvote.com.

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of The Boeing Company for use at the 2018 Annual Meeting of Shareholders and at any adjournment or postponement thereof. On or about March 16, 2018, we will begin distributing print or electronic materials regarding the annual meeting to each shareholder entitled to vote at the meeting. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder.

PROXY SUMMARY

This summary sets forth certain performance highlights, as well as information contained elsewhere in this proxy statement. You should read the entire proxy statement before casting your vote.

Performance Highlights

Total Shareholder Return vs. Dow Jones Industrial Average/Peer Company Average

Annual Meeting of Shareholders

You may vote at the meeting if you were a holder of record of our common stock at the close of business on March 1, 2018. Please see page 58 for instructions on how to vote your shares. To attend the meeting in person, you must register no later than April 20, 2018 to obtain an admission ticket. You must present an admission ticket, along with government-issued photo identification, in order to attend the meeting. See page 57 for additional instructions.

2018 Proxy Statement	1

PROXY SUMMARY

Voting Recommendations of the Board

Item	Description	For	Against	Page
1	Election of directors			4
2	Approve, on an advisory basis, named executive officer compensation			22
3	Ratify the appointment of independent auditor			47
4	Shareholder proposal – additional report on lobbying activities			51
5	Shareholder proposal – reduce threshold to call special shareholder meetings from 25% to 10%			53
6	Shareholder proposal – independent Board Chairman			54
7	Shareholder proposal – require shareholder approval to increase the size of the Board to more than 14			56

Director Nominees

This year’s Board nominees include one new director — Caroline Kennedy, former U.S. Ambassador to Japan. Three of our independent directors joined the Board in the last three years, reflecting our ongoing Board refreshment strategy and further strengthening and diversifying the skills and experiences of the Board. Each director nominee is listed below, and you can find additional information under “Election of Directors (Item 1)” beginning on page 4.

Name	Age	Director Since	Professional Background	Board Committees
Robert A. Bradway	55	2016	Chairman & CEO, Amgen	Audit, Finance
David L. Calhoun	60	2009	Senior Managing Director, Blackstone Group; Former Chairman & CEO, Nielsen	Compensation, GON
Arthur D. Collins Jr.	70	2007	Senior Advisor, Oak Hill Capital Partners; Former Chairman & CEO, Medtronic	Compensation, GON
Kenneth M. Duberstein	73	1997	Chairman & CEO, The Duberstein Group; Former White House Chief of Staff	Compensation, GON
Edmund P. Giambastiani Jr.	69	2009	Seventh Vice Chairman of the U.S. Joint Chiefs of Staff; Former NATO Supreme Allied Commander Transformation and Former Commander, U.S. Joint Forces Command	Audit, Finance, Special Programs
Lynn J. Good	58	2015	Chairman, President & CEO, Duke Energy	Audit, Finance
Lawrence W. Kellner	59	2011	President, Emerald Creek Group; Former Chairman & CEO, Continental Airlines	Audit, Finance
Caroline B. Kennedy	60	2017	Former U.S. Ambassador to Japan	Audit, Finance
Edward M. Liddy	72	2010	Former Chairman & CEO, Allstate	Compensation, GON
Dennis A. Muilenburg	54	2015	Chairman, President & CEO, Boeing	Special Programs
Susan C. Schwab	62	2010	Professor, University of Maryland School of Public Policy; Former U.S. Trade Representative	Audit, Finance
Ronald A. Williams	68	2010	Former Chairman & CEO, Aetna	Audit, Finance, Special Programs
Mike S. Zafirovski	64	2004	Executive Advisor, Blackstone Group; Former President & CEO, Nortel	Compensation, GON

2	2018 Proxy Statement

PROXY SUMMARY

Key Features of Our Executive Compensation Program

•	Pay-for-performance strategy aligns executive compensation with execution of business strategy (page 24)

•	Incentive pay programs feature multiple performance metrics (page 26)

•	Approximately 90% of target CEO pay in 2017 was variable and at risk (page 28)

•	No accelerated vesting of equity awards in connection with a change in control (page 31)

•	Rigorous stock ownership requirements for officers and directors (page 33)

•	No pledging or hedging of Boeing stock by officers or directors (page 34)

•	Robust clawback policy that permits broad recoupment of incentive compensation even absent a financial restatement (page 34)

•	Stock holding requirements for executive officers (page 33)

•	No employment or change-in-control agreements

Governance Highlights

•	Three new independent directors in last three years (page 4)

•	Balanced and diverse Board composition (page 4)

•	Board leadership structure re-evaluated annually (page 12)

•	Independent Lead Director empowered with broad responsibilities and significant governance duties (page 12)

•	Robust succession planning process for senior leadership positions, including in-depth meetings between individual directors and senior executives

•	Extensive Board oversight of risk management, with particular focus on key strategic, operational, and compliance risks (page 16)

•	Comprehensive annual self-assessments of Board and its committees (page 17)

•	12 of 13 director nominees are independent (page 14)

•	Executive sessions of independent directors conducted after every regularly scheduled Board meeting

•	97% average attendance at Board and committee meetings during 2017 (page 17)

•	Significant Board oversight of all aspects of business strategy

•	Majority voting for all directors, each of whom is elected for a one-year term and is subject to a resignation policy in the event he or she fails to receive a majority vote

•	Proxy access right for shareholders seeking to nominate directors (page 61)

•	Strict limits on director service on outside boards (page 5)

•	Active outreach and engagement with shareholders throughout the year (page 13)

•	Board oversight of political and charitable contributions

•	No supermajority voting

•	Shareholder right to call special meetings

•	No poison pill and any future poison pill must be submitted to shareholders

•	Publicly disclosed policies and practices regarding political advocacy

Shareholder Outreach

We meet with many of our shareholders throughout the year to ensure that management and the Board are focused on, and responsive to, investor priorities and concerns. For additional information, see “Shareholder Outreach” on page 13.

Environmental Stewardship and Global Engagement

Boeing’s commitment to innovation extends to how we care for our environment and engage with the communities in which we operate. See “Environmental Stewardship and Global Engagement” on page 17 for additional information.

2018 Proxy Statement	3

ELECTION OF DIRECTORS (ITEM 1)

PROPOSAL SUMMARY

Shareholders are being asked to elect the 13 director nominees under “Director Nominees” beginning on page 5 to serve until the 2019 Annual Meeting of Shareholders.

The Board recommends that you vote FOR each of the 13 director nominees.

Board Composition and Engagement

Active Engagement

•    Significant involvement in strategy development

•    Regular executive sessions of independent directors

•    Multiple Boeing production site visits each year

•    Strong Board and committee meeting attendance

•    Extensive role in succession planning, including in-depth meetings between individual directors and senior executives at Boeing locations

•    Comprehensive oversight of strategic, operational, and compliance risks

12 of 13 Independent

Current or Former CEO of a Global Public Company	Technology/ Innovation Leadership	Senior U.S. Government/Military Experience
9	6	4

In-Depth Aerospace Expertise	Highly Regulated Industry Experience	Former Fortune 500 CFO
4	8	4

Senior Leadership Experience	Complex Manufacturing Expertise	Fortune 500 Board Experience
13	5	11

4	2018 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Director Skills and Qualification Criteria

The Governance, Organization and Nominating Committee, or the GON Committee, is responsible for identifying and assessing potential candidates and recommending nominees for the Board’s approval. The GON Committee assesses the qualifications of incumbent directors and other candidates for nomination on an ongoing basis, including with respect to the following key factors:

•	Experience. The GON Committee considers each candidate’s experience and leadership record in such areas as operations, international business, manufacturing, risk management, finance, government, marketing, technology, and public policy.

•	Industry Expertise. The GON Committee ensures that a number of directors possess aerospace and/or defense industry, as well as technology, expertise. This broad industry expertise allows the Board to assess Company performance and provide strategic guidance with respect to each of our principal businesses.

•	Diversity. The Board is deeply committed to seeking broad diversity of background, experience, skills, and perspectives among its members.

•	Outside Board Memberships. Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as directors. Consequently, directors may not serve on more than four public company boards in addition to Boeing (two if a public company CEO).

•	Independence. In addition to any regulatory limitations with respect to independence, the GON Committee also considers other positions the director holds or has held, and evaluates each nominee with respect to Boeing’s publicly-disclosed Director Independence Standards, as well as with respect to any potential conflicts of interest.

•	Professional Reputation. As set forth in our Corporate Governance Principles, our directors are expected to have a reputation for personal and professional integrity, honesty, and adherence to the highest ethical standards.

•	Length of Service. The Board believes that regular refreshment of the Board is critical for us to gain fresh perspectives and maintain our position as a global aerospace leader. At the same time, with decades-long product cycles and lengthy development periods, we also benefit from directors with extensive Boeing experience. As a result, the GON Committee focuses on maintaining a balance among directors of diverse tenures.

•	Regulatory Compliance. All director nominees must satisfy regulatory requirements for Board service, including those with respect to any committee on which such director would be asked to serve.

•	Prior Contributions to the Board. When evaluating the candidacy of an incumbent director, the Board also considers the director’s ongoing contributions to the Board, including attendance and participation at meetings, as well as the results of both formal and informal assessments provided by fellow directors.

Director Nominees

Set forth below are the ages, principal occupations, directorships within the past five years, and other details about each nominee. Ambassador Kennedy, who joined the Board in 2017, was referred to the GON Committee by another independent director.

ROBERT A. BRADWAY

Chairman & CEO, Amgen Inc.

Boeing director since: 2016

Professional highlights:

•    Chairman & CEO, Amgen Inc. (Chairman 2013-present; CEO 2012-present)

•    President & COO, Amgen Inc. (2010-2012)

•    Executive VP & CFO, Amgen Inc. (2007-2010)

Independent: Yes Age: 55 Other current directorships: • Amgen Inc. Prior directorships: • Norfolk Southern Corporation

Mr. Bradway brings to the Board critical skills in the areas of high technology, product development, financial oversight, and risk management. His experience as a senior executive in the biotechnology industry, including as Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of Amgen, provides him with an extensive understanding of the strategic considerations and challenges associated with a complex, highly regulated industry. In recognition of Mr. Bradway’s experience in corporate finance, risk management, and executive leadership, the Board elected him to serve on the Audit and Finance Committees.

2018 Proxy Statement	5

ELECTION OF DIRECTORS (ITEM 1)

DAVID L. CALHOUN

Senior Managing Director & Head of Private Equity Portfolio Operations, The Blackstone Group

Boeing director since: 2009

Professional highlights:

•    Senior Managing Director & Head of Private Equity Portfolio Operations, The Blackstone Group (2014-present)

•    Chairman & CEO, Nielsen Holdings plc. (Chairman 2014-2016; CEO 2010-2014)

•    Chairman & CEO, The Nielsen Company B.V. (2006-2014)

•    Vice Chairman, General Electric Company, & President and CEO, GE Infrastructure (2005-2006)

Independent: Yes Age: 60 Other current directorships: • Caterpillar Inc. • Gates Industrial Corporation plc Prior directorships: • Nielsen Holdings plc.
Mr. Calhoun provides valuable insight and perspective on a wide array of strategic and business matters, stemming from his vast executive, management, and operational experience at Blackstone, Nielsen, and GE. He also has significant global aerospace, aircraft, manufacturing, and high-technology industry expertise as evidenced by his leadership of GE’s aircraft engines and transportation businesses, as well as his tenure on Caterpillar’s board. As a result of Mr. Calhoun’s executive leadership and experience in corporate governance matters, the Board elected Mr. Calhoun to serve as Chair of the Governance, Organization and Nominating Committee and, effective upon his re-election to the Board on April 30, 2018, as Lead Director.

ARTHUR D. COLLINS JR.

Senior Advisor, Oak Hill Capital Partners

Boeing director since: 2007

Professional highlights:

• Senior Advisor, Oak Hill Capital Partners (2009-present)

• Chairman & CEO, Medtronic, Inc. (Chairman 2002-2008; CEO 2002-2007)

• President & CEO, Medtronic, Inc. (2001-2002)

• President & COO, Medtronic, Inc. (1996-2001)

Independent: Yes Age: 70 Other current directorships: • Arconic, Inc. • U.S. Bancorp Prior directorships: • Alcoa Inc.
Mr. Collins provides key leadership on a wide variety of corporate and strategic matters based on his extensive senior executive and business leadership experience. The Board benefits from His years of executive leadership at Medtronic and his experience managing the operations of a large, global, high-technology company. Mr. Collins also brings to the Board vast experience gained from serving on other corporate boards, including as chair of the compensation committees of U.S. Bancorp and Arconic. As a result of his extensive executive and management expertise, the Board elected Mr. Collins to serve as Chair of the Compensation Committee.

6	2018 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

KENNETH M. DUBERSTEIN
Chairman & CEO, The Duberstein Group; Former White House Chief of Staff	Boeing director since: 1997 Professional highlights: • Chairman & CEO, The Duberstein Group (1989-present) • Chief of Staff, The White House (1988-1989)	Independent: Yes Age: 73 Other current directorships: • Mack-Cali Realty Corporation • The Travelers Companies, Inc. Prior directorships: • Dell Inc. • ConocoPhillips
As our longest-serving director, Mr. Duberstein provides the Board with a rare combination of industry perspective and institutional knowledge, an extensive understanding of the industry’s challenges and opportunities in the current geopolitical environment, and deep experience in the area of corporate governance. He has been a member of all four principal standing committees and provided independent leadership to the Board as our Lead Director. In addition to having vast knowledge of Boeing and its businesses, Mr. Duberstein brings to the Board a broad range of experience, including in the executive and legislative branches of the U.S. government, as an outside strategic advisor, and as a member of other Fortune 500 boards. Mr. Duberstein’s extensive experience, both in the highest levels of the U.S. government and with The Duberstein Group, enables him to advise the Board and senior management on key issues of corporate strategy and Boeing’s interactions with both the U.S. government and governments around the globe.

EDMUND P. GIAMBASTIANI JR.
President, The Giambastiani Group LLC

Boeing director since: 2009

Professional highlights:

•    President, The Giambastiani Group LLC (2009-present)

•    Seventh Vice Chairman, U.S. Joint Chiefs of Staff (2005-2007)

•    Supreme Allied Commander Transformation, NATO (2003-2005)

•    Commander, U.S. Joint Forces Command (2002-2005)

•    Admiral, U.S. Navy (retired)

Independent: Yes Age: 69 Other current directorships: • THL Credit, Inc. • New York Board of the Oppenheimer Funds (51 funds) Prior directorships: • Monster Worldwide, Inc.

Admiral Giambastiani brings a wide breadth of experience with major program development, program resourcing, and other aspects of managing large U.S. armed forces acquisition programs, with particular focus on high-technology programs. During his distinguished U.S. military career of over 40 years, Admiral Giambastiani developed extensive strategic, leadership, risk management, operational, and engineering experience that complements Boeing’s diverse business needs. These skills enable him to provide expert advice to senior management and his fellow directors on a range of technical and operational matters, including on highly classified matters as a member of the Special Programs Committee. Admiral Giambastiani’s experience as a senior military leader in strategy development and program risk oversight and his expertise with respect to cybersecurity also significantly enhances the Board’s strategic and management oversight abilities.

2018 Proxy Statement	7

ELECTION OF DIRECTORS (ITEM 1)

LYNN J. GOOD
Chairman, President & CEO, Duke Energy Corporation

Boeing director since: 2015

Professional highlights:

•   Chairman, President & CEO, Duke Energy Corporation (Chairman 2016-present; President and CEO 2013-present)

•    Vice Chairman, Duke Energy Corporation, (2013-2016)

•    Executive Vice President & CFO, Duke Energy Corporation (2009-2013)

Independent: Yes Age: 58 Other current directorships: • Duke Energy Corporation Prior directorships: • Hubbell Incorporated

Ms. Good brings to the Board substantial experience in executive leadership, corporate governance, financial management, and accounting. Ms. Good’s record of executive leadership as Chief Executive Officer and Chairman of Duke Energy, and as a director of Hubbell Incorporated, enables her to advise management on a wide range of strategic, financial, and governance matters, including the challenges associated with operating in heavily regulated industries. Ms. Good also has vast financial management experience, gained principally from her prior service as Chief Financial Officer and Treasurer of Duke Energy and as chair of Hubbell’s Audit Committee. She also has extensive accounting and auditing skills, including nearly 30 years of experience as a Certified Public Accountant and 11 years as an audit partner at Arthur Anderson LLP and Deloitte & Touche LLP. Ms. Good’s extensive auditing experience and skills in corporate finance and strategic matters enable her to serve a crucial role on the Audit and Finance Committees.

LAWRENCE W. KELLNER
President, Emerald Creek Group

Boeing director since: 2011

Professional highlights:

•   President, Emerald Creek Group, LLC (2010-present)

•    Chairman & CEO, Continental Airlines, Inc. (2004-2009)

•    President & COO, Continental Airlines, Inc. (2003-2004)

Independent: Yes Age: 59 Other current directorships: • Sabre Corporation • Marriott International, Inc. Prior directorships: • Chubb Limited

Mr. Kellner brings to the Board extensive airline industry experience developed during his 14 years of service in key leadership positions at Continental Airlines, including Chairman, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. In addition to his deep understanding of strategic planning, customer requirements, and operational management in the airline industry, Mr. Kellner has detailed finance and accounting knowledge gained principally from his experience as Chief Financial Officer at Continental Airlines and American Savings Bank. Mr. Kellner also brings to the Board corporate governance expertise from his service as lead director of Marriott and as non-executive chairman of Sabre as well as on the boards of other Fortune 500 companies. In recognition of his expertise in accounting and financial reporting and oversight matters, the Board elected Mr. Kellner to serve as Chair of the Audit Committee.

8	2018 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

CAROLINE B. KENNEDY
Former U.S. Ambassador to Japan	Boeing director since: 2017 Professional highlights: • U.S. Ambassador to Japan (2013-2017) • Chief Executive of the Office of Strategic Partnerships of NYC Dept. of Education (2002-2004)	Independent: Yes Age: 60 Other current directorships: None

Ambassador Kennedy brings to the Board international business and diplomatic experience, which is invaluable to the Board’s deliberations with respect to the Company’s extensive network of international customers, suppliers, and other stakeholders. In addition to her international and diplomatic experience, Ambassador Kennedy has held high-level positions on several prominent nonprofit boards and been a vocal advocate and leader on a range of education issues vital to the U.S. industrial base, such as increased science, technology, engineering and math education for women. Ambassador Kennedy’s diversity of experience and accompanying insights broaden and strengthen the Board in its deliberative process and responsibilities in the areas of risk oversight, long-term strategic planning, and talent development.

EDWARD M. LIDDY
Former Chairman & CEO, The Allstate Corporation

Boeing director since: 2010

Professional highlights:

•   Partner, Clayton, Dubilier & Rice, LLC (2008 and 2010-2015)

•    Interim Chairman & CEO, American International Group, Inc. (2008-2009)

•    Chairman & CEO, The Allstate Corporation (Chairman 1999-2008; CEO 1999-2006)

Independent: Yes Age: 72 Other current directorships: • 3M Company • Abbott Laboratories • AbbVie Inc.

Mr. Liddy brings to the Board the benefits of his significant experience as a senior executive and board member of several Fortune 100 companies across a range of industries. Mr. Liddy’s extensive executive leadership experience at Allstate and service at the request of the Secretary of the U.S. Department of the Treasury as Interim Chairman and Chief Executive Officer of American International Group enables him to provide the Board with valuable insights on corporate strategy, risk management, corporate governance, and many other issues facing large, global enterprises. Additionally, Mr. Liddy’s past experience as a Chief Financial Officer of Sears, chair of the audit committees of Boeing, Goldman Sachs and 3M, and partner at Clayton, Dubilier & Rice, provides the Board with significant knowledge and understanding of corporate finance, capital markets, financial reporting, and accounting matters. Mr. Liddy also brings corporate governance and compensation expertise gained from his service on the boards of other Fortune 200 companies, including as chair of the compensation committee of AbbVie.

2018 Proxy Statement	9

ELECTION OF DIRECTORS (ITEM 1)

DENNIS A. MUILENBURG
Chairman, President & CEO, The Boeing Company

Boeing director since: 2015

Professional highlights:

•   Chairman, President & CEO, The Boeing Company (Chairman 2016-present; CEO 2015-present; President 2013-present)

•    Vice Chairman, President & COO, The Boeing Company (2013-2015)

•    Executive Vice President, President & CEO, Boeing Defense, Space & Security (2009-2013)

Independent: No Age: 54 Other current directorships: • Caterpillar Inc.

Mr. Muilenburg brings to the Board unparalleled experience and knowledge of Boeing’s operations and markets gained from his service as Chief Executive Officer, as well as his prior service in a wide range of roles at Boeing including as President and Chief Operating Officer and as President of Boeing’s Defense, Space & Security business. Based on this experience, Mr. Muilenburg is uniquely positioned to identify and address key aerospace industry challenges and opportunities, assist in the Board’s deliberations with respect to enhancing Boeing’s global footprint, pursue opportunities for continued innovation and other strategic imperatives, and provide overall leadership to the Board in his role as Chairman. Mr. Muilenburg also acts as the principal intermediary between management and the Board’s independent directors. In addition, Mr. Muilenburg’s background as a Boeing engineer strengthens the Board’s manufacturing, program development, and technology expertise, and his service on the Caterpillar board and its audit committee enables him to provide the Board with key insights on risk management, corporate finance, and other issues facing large, complex, global manufacturing companies.

SUSAN C. SCHWAB
Professor, University of Maryland School of Public Policy

Boeing director since: 2010

Professional highlights:

•   Professor, University of Maryland School of Public Policy (2009-present)

•    Strategic Advisor, Mayer Brown LLP (2010-present)

•    U.S. Trade Representative, Executive Office of the President (2006-2009)

Independent: Yes Age: 62 Other current directorships: • Caterpillar Inc. • FedEx Corporation • Marriott International, Inc.

Ambassador Schwab brings unique global and governmental perspectives and experience to the Board and its deliberations. Ambassador Schwab’s extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key issues facing Boeing through its relationships with non-U.S. companies and governments. Ambassador Schwab’s vast experience in the U.S. government and in public policy formulation also allows her to advise Boeing on the many challenges and opportunities in government relations. In addition, as a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board on a wide range of strategic, financial, corporate governance, and compensation matters.

10	2018 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

RONALD A. WILLIAMS
Chairman & CEO, RW2 Enterprises, LLC

Boeing director since: 2010

Professional highlights:

•   Chairman & CEO, RW2 Enterprises, LLC (2011-present)

•   Chairman, President & CEO, Aetna Inc. (Chairman 2006-2011; President 2002-2007; CEO 2006-2010)

•    Executive VP & Chief of Health Operations, Aetna Inc. (2001-2002)

Independent: Yes Age: 68 Other current directorships: • American Express Company • Johnson & Johnson Prior directorships: • Envision Healthcare Holdings, Inc.

Mr. Williams brings to the Board significant strategic, leadership, operations, and management experience from his tenure at Aetna, including as Chairman and Chief Executive Officer. With more than 25 years of experience in the health care industry, Mr. Williams provides valuable insight into health insurance and employee benefits best practices, as well as the many related areas associated with managing the requirements of companies in industries with large numbers of employees in U.S. and non-U.S. locations. In addition, his service as chair of the risk committee of American Express has enhanced his expertise in risk management at large, global companies. In recognition of his significant knowledge and understanding of corporate finance, the Board elected Mr. Williams to serve as Chair of the Finance Committee.

MIKE S. ZAFIROVSKI
Executive Advisor, The Blackstone Group

Boeing director since: 2004

Professional highlights:

•   Executive Advisor, The Blackstone Group (2011-present)

•   President, The Zaf Group (2012-present)

•    Director, President & CEO, Nortel Networks Corporation (2005-2009)

•    Director, President & COO, Motorola, Inc. (2002-2005)

Independent: Yes Age: 64 Other current directorships: • Stericycle, Inc.

Mr. Zafirovski provides guidance to the Board on a wide variety of strategic, operational, and business matters based on his vast experience leading high-technology enterprises with significant international operations. Mr. Zafirovski’s senior executive leadership positions at Nortel, Motorola, and GE enable him to provide unique perspectives on strategic planning, technology development, manufacturing, security, and financial matters. Mr. Zafirovski has emphasized corporate governance and quality leadership teams throughout his career, which is particularly valuable given his service as a member of our Governance, Organization and Nominating Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

2018 Proxy Statement	11

CORPORATE GOVERNANCE

Our corporate governance materials, including our Corporate Governance Principles, the charters of each of the Board’s standing committees, our Director Independence Standards, and our codes of conduct for directors, finance employees, and all employees, may be viewed on our website at www.boeing.com/company/general-info/corporate-governance.page. The GON Committee regularly reviews our governance practices and policies and proposes appropriate modifications for adoption by the Board.

Director Independence

Board Independence

Our Corporate Governance Principles require that at least 75% of the Board satisfy the New York Stock Exchange, or NYSE, criteria for independence. For a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that he or she has no material relationship with us other than as a director, either directly or as a partner, shareholder, or executive officer of another entity that has a relationship with Boeing. In addition, the Board has adopted Director Independence Standards to assist the Board in its assessment of director independence. These standards are designed to supplement the requirements of the NYSE listing standards. If a director or nominee has a relationship with Boeing that is not addressed in the Director Independence Standards, the members of the Board who have already been determined to be independent shall consider all relevant facts and circumstances and determine whether the relationship is material.

The Board has reviewed all direct and indirect relationships between Boeing and each of our directors, and has determined that all of our director nominees, other than Mr. Muilenburg, are independent. Accordingly, independent directors constitute more than 92% of our current Board. The Board made the same determination with respect to Randall L. Stephenson, who served on the Board until December 2017. In January 2009, Nortel Networks Corporation, for which Mr. Zafirovski served until August 2009 as Director, President and Chief Executive Officer, and subsidiary companies filed for bankruptcy. The Board has concluded that these events do not impair Mr. Zafirovski’s ability to continue to serve as an independent director.

Committee Independence

The Corporate Governance Principles require that all members of the Audit, GON, and Compensation Committees be independent, both under the Director Independence Standards and pursuant to any regulatory requirements. The Board has determined that all members of these committees satisfy all applicable independence requirements.

Leadership Structure

The GON Committee annually evaluates whether the Board’s leadership structure is appropriate to effectively address the unique needs of our business and the long-term interests of our shareholders, and makes recommendations to the Board concerning the Board’s leadership structure, including whether the roles of Chairman and CEO should be separated or combined. The Board, in accordance with our By-Laws, elects a Chairman from among the directors. The Board believes it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman in light of the circumstances at the time, rather than based on a fixed policy. As a result, the roles of Chairman and CEO have been split from time to time, while at other times the roles have been combined. In the event that the Chairman is not an independent director, our Corporate Governance Principles require that an independent Lead Director be elected on an annual basis by a majority of the independent directors following a recommendation from the GON Committee.

The formal duties of the independent Lead Director are as follows:

•	approving Board meeting agendas;

•	in consultation with the Chairman and the nonemployee directors, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approving the type of information to be provided to directors for Board meetings;

•	presiding at all meetings at which the Chairman is not present, including executive sessions of the nonemployee directors (which are held after every Board meeting), and apprising the Chairman of the issues considered;

•	serving as liaison between the Chairman and the independent directors;

•	being available for consultation and direct communication with the Company’s shareholders;

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•	calling meetings of the nonemployee directors when necessary and appropriate; and

•	performing such other duties as the Board may from time to time designate.

Kenneth Duberstein, our independent Lead Director, performs the following additional duties:

•	speaks with the CEO before and after each stated meeting of the Board to review presentation materials, address matters discussed during executive sessions of the Board’s independent directors, and/or discuss important strategic matters;

•	ensures that the Board’s governance policies are responsive to shareholder concerns, including with respect to matters such as proxy access, succession planning, and limits on outside Board memberships for directors; and

•	meets regularly with members of senior management other than the CEO.

Finally, the independent Lead Director also is responsible for performing any additional duties as the other independent directors may request—whether related to succession planning leadership (with respect to CEO succession and developing second- and third-level leaders), regularly scheduled meetings with the CEO, risk oversight, meeting with investors, or long-term enterprise strategy. Effective upon his re-election to the Board at this year’s Annual Meeting of Shareholders, David Calhoun will serve as the Board’s independent Lead Director. The Board’s independent directors have determined that Mr. Calhoun is uniquely positioned to serve the Company in this role, in light of his prior demonstrated performance as a director and chair of the GON Committee, his extensive experience in senior business leadership, and his reputation for independence and integrity. In addition to Mr. Calhoun’s formal responsibilities as independent Lead Director, we expect Mr. Calhoun to continue to perform the additional duties set forth above.

The Board has determined that Dennis Muilenburg, our President and CEO, should also serve as Chairman of the Board at this time. Over his 32-year career at Boeing, Mr. Muilenburg has developed extensive knowledge of, and unrivaled experience in, Boeing and the aerospace industry. In addition, Mr. Muilenburg has demonstrated exceptional leadership abilities, unquestioned integrity, and the strategic vision necessary to create sustainable long-term value for our shareholders in an increasingly competitive marketplace. Meanwhile, our Board continues to include 12 independent directors, who collectively bring vast senior government and business leadership experience, aerospace expertise, and other critical skills, and each of whom individually has demonstrated the willingness to think and act independently on behalf of shareholders. Based on this combination of Mr. Calhoun’s demonstrated independent leadership; Mr. Muilenburg’s knowledge, experience, leadership, and integrity; and the independence, experience, and integrity of our other independent directors, the Board believes that the Board’s current leadership structure is in the best interests of our shareholders.

Shareholder Outreach

Boeing has long believed that the continued delivery of sustainable, long-term value to our shareholders requires regular dialogue with our shareholders. As a result, our management team participates in numerous investor meetings to discuss our business, strategy, and financial results each year. These meetings include in-person, telephone, and webcast engagements, as well as investor conferences and tours of certain Boeing facilities. In addition, during 2017, we discussed governance, executive compensation, and many other issues with shareholders representing approximately 40% of our outstanding shares. We believe these meetings ensure that management and the Board are aware of our shareholders’ priorities and equipped to address them effectively. The Board considers feedback from these conversations during its deliberations. Indeed, feedback from shareholders has been incorporated in recent Board discussions on a variety of topics, including shareholder proposals, executive compensation, board refreshment, and proxy disclosures, often resulting in changes to our policies and practices.

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Board Committees

The Board has five standing committees, each of which operates under a charter that has been approved by the Board. The Chair of each committee reviews and discusses the agendas and materials for meetings with senior management in advance of distribution to the other committee members, and reports to the Board on actions taken at each committee meeting. The Board also has established a Stock Plan Committee, to which the Compensation Committee has delegated the authority to approve certain limited stock issuances to employees other than executive officers. The table below sets forth the current membership of each of the standing committees, the independence of each director, and the number of meetings each committee held in 2017.

	Independent Director	Audit Committee	Compensation Committee	Finance Committee	GON Committee	Special Programs Committee
Number of Meetings in 2017	—	11	7	6	6	2
Robert A. Bradway	✓
David L. Calhoun	✓
Arthur D. Collins Jr.	✓
Kenneth M. Duberstein	✓
Edmund P. Giambastiani Jr.	✓
Lynn J. Good	✓
Lawrence W. Kellner	✓
Caroline B. Kennedy	✓
Edward M. Liddy	✓
Dennis A. Muilenburg
Susan C. Schwab	✓
Ronald A. Williams	✓
Mike S. Zafirovski	✓

Chair	Audit Committee Financial Expert	Member

Audit Committee

The Audit Committee oversees our independent auditor and accounting and internal control matters. Its principal responsibilities include oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence;

•	the performance of our internal audit function;

•	the performance of our independent auditor; and

•	our risk assessment and risk management processes.

At each meeting, representatives of Deloitte & Touche LLP, our independent registered public accounting firm, are present to review accounting, control, auditing, and financial reporting matters. In addition, during certain meetings, the Audit Committee meets in executive session with our Chief Financial Officer, General Counsel, Senior Vice President, Office of Internal Governance and Administration, Vice President, Corporate Audit, and representatives of Deloitte & Touche LLP. The Audit Committee also oversees key risks on behalf of the Board; those particular responsibilities are set forth under “Risk Oversight” on page 16. The Audit Committee also prepares the Audit Committee Report included on page 48. The Audit Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to audit

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committee members established pursuant to applicable law. The Board has determined that each Audit Committee member is financially literate as defined by NYSE listing standards, and that Ms. Good and Messrs. Bradway, Kellner, and Williams are audit committee financial experts as defined by the rules of the Securities and Exchange Commission, or SEC.

Compensation Committee

The Compensation Committee oversees our executive and equity compensation programs. The Compensation Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to compensation committee members established pursuant to applicable law. Additional information about the Compensation Committee, including a more detailed list of its principal responsibilities, is set forth under Compensation Discussion and Analysis, which begins on page 23. In addition, certain of the Compensation Committee’s risk oversight responsibilities are set forth under “Risk Oversight” on page 16.

Finance Committee

The Finance Committee’s principal responsibilities include reviewing and, where appropriate, making recommendations to the Board with respect to:

•	proposed dividend actions, stock splits, and repurchases, and issuances of debt or equity securities;

•	strategic plans and transactions, including mergers, acquisitions, and divestitures, as well as joint ventures and other equity investments;

•	customer financing activities;

•	our funding plans and funding plans of our subsidiaries;

•	our significant financial exposures, contingent liabilities, and major insurance programs;

•	our credit agreements and short-term investment policies; and

•	employee benefit plan trust investment policies, administration, and performance.

In addition, the Finance Committee has key risk oversight responsibilities that are described under “Risk Oversight” on page 16. The Finance Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Governance, Organization and Nominating Committee

The GON Committee’s principal responsibilities include:

•	making recommendations to the Board concerning the organization, leadership structure, size, and composition of the Board, as well as the compensation and benefits of nonemployee directors;

•	identifying and recommending to the Board candidates who are qualified to become directors under the criteria set forth in our Corporate Governance Principles;

•	assessing the independence of directors on an annual basis and making recommendations to the Board with respect to such assessments;

•	pre-approving, and monitoring on an ongoing basis, directors’ service on the boards of other for-profit companies;

•	overseeing the annual performance evaluation process for the Board;

•	senior management succession planning, including recommending to the Board nominees for CEO and other senior leadership roles;

•	monitoring and reviewing the performance of our CEO;

•	monitoring compliance with stock ownership requirements for directors;

•	considering possible conflicts of interest of directors and officers; and

•	reviewing corporate governance developments and, where appropriate, making recommendations to the Board on corporate governance policies and practices, including any revisions to our Corporate Governance Principles.

The GON Committee also oversees key risks on behalf of the Board, which are set forth below under “Risk Oversight” on page 16. From time to time, the GON Committee works with a third-party search firm to identify potential candidates to serve on the Board. The GON Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Special Programs Committee

The Special Programs Committee reviews Boeing’s work on classified U.S. government programs.

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Risk Oversight

We believe taking calculated risks is a critical element of Boeing’s commitment to its customers and shareholders, as well as its mandate to be an enduring global industrial champion. However, we believe avoiding imprudent risks and mitigating the many strategic, technological, operational, and compliance risks we face every day is equally critical to Boeing’s long-term success. Senior management is responsible for day-to-day management of risk, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board regularly assesses significant risks to the Company in the course of reviews of corporate strategy and the development of our long-range business plan, including significant new development programs.

As part of its responsibilities, the Board and its standing committees also regularly review strategic, operational, financial, compensation, and compliance risks with senior management. Examples of risk oversight activities conducted by the Board’s Committees, subject to Committee report-outs and full discussion at the Board level, are set forth below.

Audit Committee Risk Oversight

•	Evaluate overall risk assessment and risk management practices

•	Perform central oversight role with respect to financial statement, disclosure, and compliance risks

•	Receive regular reports from our Senior Vice President, Office of Internal Governance and Administration with respect to compliance with our ethics and risk management policies

•	Meet in executive session after every committee meeting with Deloitte & Touche LLP, our independent auditors, as well as periodically with our Vice President, Corporate Audit, our Senior Vice President, Office of Internal Governance and Administration, and our Executive Vice President and General Counsel to discuss financial and/or compliance risks, and report any findings to the Board

•	Lead the Board’s oversight of cybersecurity risk

GON Committee Risk Oversight

•	Oversee risks related to the Company’s governance, including shareholder outreach efforts on governance-related matters and ensuring the Board’s continued ability to provide independent oversight of management

•	Oversee risks related to the Company’s succession planning process

•	Evaluate related party transactions

•	Evaluate risks in connection with the Company’s non-employee director compensation program, in consultation with the Committee’s independent compensation consultant

Finance Committee Risk Oversight

•	Evaluate risk related to Boeing’s capital structure, significant financial exposures and major insurance programs

•	Oversee risks related to investments in our employee pension and post-retirement plans

•	Oversee risks related to the Company’s cash deployment strategy

Compensation Committee Risk Oversight

•	Evaluate risk in connection with the design and oversight of compensation programs, in consultation with the Committee’s independent compensation consultant

For more information on oversight of risks related to our compensation practices, see “Compensation and Risk” on page 36.

Additional information about the Board’s responsibilities related to the management of risk is set forth in our Corporate Governance Principles.

Director Retirement Policy

Our Corporate Governance Principles generally require that no director may serve if he or she would be 74 years of age or older at the time of election. In February 2018, the GON Committee recommended and the Board unanimously approved a one-time waiver of this policy in order to nominate Mr. Duberstein to the Board for an additional one-year term. In reaching its decision, the Board considered Mr. Duberstein’s skills and experience, which are described on page 7, and that his continued service would facilitate a smooth transition in the independent leadership of the Board. Following the 2018 Annual Meeting of Shareholders, Mr. Duberstein will cease to serve as independent Lead Director. For additional information of the Board leadership structure, see “Leadership Structure” beginning on page 12.

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Board Self-Evaluation

The Board and its standing committees perform thorough self-evaluations each year. These self-evaluations are overseen by the GON Committee and are designed to ensure that the Board functions effectively and identifies areas of potential improvement. In 2017, these self-evaluations included the distribution of questionnaires to each director, wide-ranging Board and committee discussions in executive session led by the independent Lead Director or relevant committee chair, and opportunities for discussions between individual directors and the Corporate Secretary, the independent Lead Director, and/or any relevant committee chair. Topics covered by these self-evaluations included:

•	whether the structure of the Board and its committees is appropriate in light of the Company’s strategic objectives;

•	the Board’s effectiveness in overseeing and monitoring Boeing’s long-term strategy, including its long-range business plan;

•	the effectiveness of the Board’s oversight of key strategic, operational, and compliance risks;

•	the adequacy of the written materials and presentations prepared by management for the Board;

•	the quality of the Board’s deliberations, as well as whether there are adequate open lines of communication between directors and members of management;

•	whether executive sessions are held with the appropriate frequency and cover an appropriate range of topics;

•	the extent to which the mix of skills, attributes, and qualifications of the individual directors enable the Board to perform effectively; and

•	whether individual directors are prepared for each meeting and contribute substantively to the deliberations of the Board and any relevant committee.

Following these self-evaluations, the independent Lead Director and/or GON Committee chair discusses areas for potential improvement with the Board and/or relevant committees and, if necessary, identifies steps required to implement these improvements. The Board has made several changes to how it operates based on the results of recent self-evaluations, including additional opportunities for one-on-one director interaction with senior management succession candidates, enhanced director orientation procedures, and increased frequency of reviews of key risks such as cybersecurity.

Environmental Stewardship and Global Engagement

Environmental Stewardship

Boeing’s commitment to innovation means more than just game-changing aerospace products and services. We extend that commitment to how we take care of the environment and engage with the communities in which we operate as well as the processes that govern our environmental strategy and policy. Boeing is pursuing innovation and leadership that will build a brighter, more sustainable future for our employees, customers, industry, and communities. Our strategy and actions reflect goals and priorities that address the most critical environmental challenges facing our company, customers, and industry. For a link to our 2017 Environment Report and additional information on the great progress we have made at improving the environmental performance of our products and services, as well as our operations, visit www.boeing.com/principles/environment.

Boeing Global Engagement

Through purposeful community investments, employee engagement, and thoughtful advocacy efforts, Boeing and its employees support innovative partnerships and programs that align with our strategic objectives, create value, and help build better communities. Our holistic approach to charitable giving includes not only monetary resources, but also investments of time and talent to support our military and veteran communities, improve access to globally competitive learning and skills development, and create and sustain dynamic communities. For additional information, including a link to our 2017 Global Engagement Portfolio, visit www.boeing.com/principles/global-engagement-summary.page.

Meeting Attendance

During 2017, the Board held seven meetings. Each director nominee attended at least 90% of the meetings of the Board and the committees on which he or she served during 2017, and average attendance at these meetings exceeded 97%. Absent extenuating circumstances, directors are required to attend our annual meetings of shareholders, and all then-serving directors attended our 2017 Annual Meeting.

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Communication with the Board

The Board has established a process whereby shareholders and other interested parties can send communications to our independent Lead Director, to the nonemployee directors as a group or to the Audit Committee. This process is described at www.boeing.com/company/general-info/corporate-governance.page.

Codes of Conduct

The Board expects directors, officers and employees to act ethically, including by adhering to all applicable codes of conduct, at all times. Shareholders may view Boeing’s codes of conduct at www.boeing.com/company/general-info/corporate-governance.page. Waivers with respect to these codes for directors and officers may be granted only by the Board, and any such waiver must be promptly disclosed on our website. No waivers were requested during 2017. Directors are required to promptly inform the Chairman of the Board or the Chair of the GON Committee of any actual or potential conflicts of interest and to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Compensation of Directors

We have designed our nonemployee director compensation program to achieve the following objectives:

•	align directors’ interests with the long-term interests of our shareholders;

•	attract and retain outstanding director candidates with diverse backgrounds and experiences; and

•	recognize the substantial time commitment required to serve as a Boeing director.

The GON Committee reviews Boeing’s director compensation program on an annual basis. When making its recommendations, the GON Committee considers director compensation levels at the same group of companies used to benchmark the named executive officers’ compensation. See “Benchmarking Against Our Peer Group” on page 33 for more information. Compensation Advisory Partners LLC, or CAP, served during 2017 as the GON Committee’s independent consultant with respect to the compensation of our directors. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us.

Our nonemployee director compensation program consists of cash (board, committee chair and lead director retainer fees) and retainer stock units. In addition, we match director contributions to eligible non-profit organizations, up to a maximum match of $31,000 per year. We also reimburse directors for travel and other out-of-pocket expenses incurred in connection with their services, if any. Directors who are Boeing employees do not participate in the nonemployee director compensation program.

2017 Director Compensation Table

The following table sets forth 2017 compensation for each nonemployee director.

Director	Fees Earned or Paid in Cash ($)(10)	Stock Awards ($)(11)	All Other Compensation ($)(12)	Total ($)
Robert A. Bradway(1)	163,060	215,615	31,000	409,675
David L. Calhoun(2)	148,342	180,000	31,000	359,342
Arthur D. Collins Jr.(3)	155,000	180,000	31,000	366,000
Kenneth M. Duberstein(4)	171,658	180,000	28,500	380,158
Edmund P. Giambastiani Jr.	135,000	180,000	9,500	324,500
Lynn J. Good	135,000	180,000	—	315,000
Lawrence W. Kellner(5)	156,671	180,000	31,000	367,671
Caroline Kennedy(6)	52,983	70,644	—	123,627
Edward M. Liddy(7)	143,322	180,000	—	323,322
Susan C. Schwab	135,000	180,000	26,700	341,700
Randall L. Stephenson(8)	135,000	180,000	—	315,000
Ronald A. Williams(9)	145,007	180,000	31,000	356,007
Mike S. Zafirovski	135,000	180,000	31,000	346,000

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(1)	Mr. Bradway joined the Board on October 14, 2016, after the payment date for the fourth quarter 2016 installment of retainer fees. The amounts shown include $ 28,060 cash compensation earned in 2016 but paid in 2017 and equity compensation with the grant date fair value of $35,615 for 228 retainer stock units earned in 2016 but awarded in 2017.
(2)	Mr. Calhoun served as GON Committee Chair effective May 1, 2017.
(3)	Mr. Collins served as Compensation Committee Chair for all of 2017.
(4)	Mr. Duberstein served as Lead Director for all of 2017, and as GON Committee Chair from January 1, 2017 through April 30, 2017.
(5)	Mr. Kellner served as Finance Committee Chair from January 1, 2017 through April 30, 2017 and as Audit Committee Chair effective May 1, 2017.
(6)	Ambassador Kennedy joined the Board on August 10, 2017.
(7)	Mr. Liddy served as Audit Committee Chair from January 1, 2017 through April 30, 2017.
(8)	Mr. Stephenson ceased to serve on the Board effective December 15, 2017.
(9)	Mr. Williams served as Finance Committee Chair effective May 1, 2017.
(10)	Reflects total cash compensation paid in 2017 and includes amounts deferred at the director’s election pursuant to our Deferred Compensation Plan for Directors. Cash compensation for nonemployee directors is paid in four quarterly installments as of the first business day of each quarter and is pro-rated for directors who join the Board during a quarter.
(11)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the retainer stock units awarded to each nonemployee director in 2017. Retainer stock units are awarded in four quarterly installments as of the first business day of each quarter and are pro-rated for directors who join the Board during a quarter. The grant date fair value for these awards is equal to the Fair Market Value of the underlying Boeing stock on the grant date. The “Fair Market Value” for a single trading day is the average of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The following table sets forth the aggregate number of deferred stock units accumulated in each director’s account as of December 31, 2017 from deferrals of cash compensation and retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units.

Director	Accumulated Deferred Stock Units
Robert A. Bradway	1,918
David L. Calhoun	22,735
Arthur D. Collins Jr.	39,125
Kenneth M. Duberstein	57,389
Edmund P. Giambastiani Jr.	14,424
Lynn J. Good	2,799
Lawrence W. Kellner	9,401
Caroline Kennedy	279
Edward M. Liddy	20,482
Susan C. Schwab	13,334
Randall L. Stephenson	3,766
Ronald A. Williams	15,327
Mike S. Zafirovski	46,222

(12)	Consists of gift matching of charitable contributions under the Board Member Leadership Gift Match Program. Directors derive no financial benefit from these charitable contributions.

Cash Retainers

In 2017, nonemployee directors received an annual cash retainer fee of $135,000. We also pay the following additional annual retainer fees to directors serving in leadership positions: Lead Director $30,000, Audit Committee Chair $25,000, Compensation and GON Committee Chairs $20,000, and Finance Committee Chair $15,000.

Our Deferred Compensation Plan for Directors gives nonemployee directors the opportunity to defer all or part of their cash compensation into a stock unit account as deferred stock units or an interest-bearing, cash-based account. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn dividend equivalents, which are credited as additional deferred stock units, and will be distributed as shares of Boeing stock. Directors may elect to receive the distribution in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service. Directors elected to defer 2017 cash compensation into deferred stock units as follows: $135,000 for 710 units each for Messrs. Bradway, Stephenson, and Zafirovski; Mr. Calhoun, $148,342 for 771 units; Mr. Collins, $155,000 for 815 units; and Mr. Williams, $145,007 for 756 units. Ambassador Schwab elected to defer $135,000 of her 2017 cash compensation into an interest-bearing, cash-based account.

Retainer Stock Units

In 2017, our nonemployee directors received equity compensation valued at $180,000 per year in the form of retainer stock units, which are distributed as shares of Boeing stock after termination of Board service. The Board believes that retainer stock units further align directors’ interests with the long-term interests of our shareholders. Each nonemployee director received an aggregate of 946 retainer stock units during 2017, except for (1) Mr. Bradway, who

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received an additional 228 units earned for service during the fourth quarter of 2016; and (2) Ambassador Kennedy, who received 277 retainer stock units representing units earned for service beginning August 2017. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn dividend equivalents, which are credited as additional retainer stock units. Directors may elect to receive the distribution of shares in respect of these units in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service.

Director Stock Ownership Requirements

To further align the interests of directors with the long-term interests of our shareholders, our Corporate Governance Principles require each nonemployee director with more than three years of Board service to own stock or stock equivalents with a value of at least three times the annual cash retainer fee, and directors with more than six years of Board service to own stock or stock equivalents with a value of at least five times the annual cash retainer fee. The GON Committee annually reviews whether each nonemployee director has met the applicable requirement, and makes recommendations as appropriate. Each director currently exceeds his or her applicable stock ownership requirement.

Compensation Consultants

The Compensation Committee and GON Committee engaged CAP to serve as their independent compensation consultant during 2017. In this capacity, CAP advised on peer group pay practices and other relevant benchmarks with respect to chief executive officer and nonemployee director compensation to the Compensation Committee and the GON Committee, respectively, as well as regulatory developments and compensation trends. In addition, CAP advised the Compensation Committee concerning management’s compensation data and recommendations. In connection with performing this role, CAP took direction from the Compensation and GON Committees, as appropriate, reported directly to the committees, and did not provide any other services to Boeing. See discussion on page 32 under “Governance of Pay-Setting Process.” The Compensation Committee assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. In making this assessment, the Compensation Committee considered each of the factors set forth by the SEC and the NYSE with respect to the compensation consultant’s independence, including that CAP provided no services for Boeing other than pursuant to its engagement by the Compensation and GON Committees. The Compensation Committee also determined there were no other factors the Committee should consider in connection with the assessment or that were otherwise relevant to the Committee’s engagement of CAP.

Related-Person Transactions

Some of our directors, executive officers, greater than 5% shareholders, and their immediate family members may be directors, officers, partners, employees, or shareholders of entities with which we do business in the ordinary course. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them.

Policies and Procedures

We regularly review transactions with related persons, including sales, purchases, transfers of realty and personal property, services received or furnished, use of property and equipment by lease or otherwise, borrowings and lendings, guarantees, filings of consolidated tax returns, and employment arrangements. Under our policies and procedures, related persons include our executive officers, directors, director nominees and holders of more than 5% of our stock, as well as their immediate family members. Any findings are furnished to the Vice President, Accounting and Financial Reporting, who reviews potential related-person transactions for materiality and evaluates the need for disclosure under SEC rules.

In addition, the GON Committee assesses possible conflicts of interest of directors and executive officers, and considers for review and approval or ratification any transaction or proposed transaction required to be disclosed under SEC rules in which Boeing is or is to be a participant and the amount involved exceeds $120,000, and in which a director, director nominee, executive officer, or an immediate family member of such persons has or will have an interest.

Executive officers are also subject to our policies and procedures applicable to all employees, which require them to disclose potential conflicts of interest and us to conduct reviews and make determinations with respect to specified transactions. Our Vice President, Ethics and Business Conduct, oversees these reviews and determinations, and refers to the GON Committee for review and approval or ratification possible conflicts of interest involving executive officers.

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The factors considered in making the determination include the executive officer’s duties and responsibilities and, if the transaction includes another company, (1) the company or business involved in the transaction, including the product lines and market of the company or business, (2) the relationship between us and the other company or business, if any (for example, if the other company is one of our suppliers, customers or competitors), and (3) the relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee or representative).

Directors are required to disclose to the Chairman of the Board or the Chair of the GON Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with us, including:

•	engaging in any conduct or activities that would impair our relationship with any person or entity with which we propose to enter into a business or contractual relationship;

•	accepting compensation from us other than compensation associated with his or her activities as a nonemployee director unless such compensation is approved in advance by the Chair of the GON Committee;

•	receiving improper gifts from persons or entities that deal with us; and

•	using our assets, labor, or information for personal use except as outlined in our policies and procedures or unless approved by the Chair of the GON Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business, or professional interests. Finally, pursuant to our Corporate Governance Principles, we may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Certain Transactions

The following transactions were reviewed and considered in light of the policies and procedures discussed above:

BlackRock, Inc., or BlackRock, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 1 to a Schedule 13G filed by BlackRock with the SEC on February 8, 2018. BlackRock provided investment management services and analytics to the Retirement Plans Trust and the Savings Plans Trust, and received approximately $11.0 million for such services in 2017.

Newport Trust Company, or Newport, successor to the special fiduciary services business of Evercore Trust Company, National Association, is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by Newport with the SEC on February 13, 2018. Newport is the investment manager for shares of our common stock held by the Savings Plans Trust and is entitled to an annual fee based on the market value of our common stock in the Savings Plans Trust. In 2017, these fees totaled approximately $1.2 million. In August 2017, the Retirement Plans Trust engaged Evercore to serve as investment manager and paid fees of approximately $650,000 for services during 2017.

The Vanguard Group, or Vanguard, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 3 to a Schedule 13G filed by Vanguard with the SEC on February 8, 2018. Vanguard received an aggregate of approximately $348,000 for management fees in 2017 from certain of our subsidiary retirement plans and a trust that funds a portion of our health and welfare plans.

From time to time, we may enter into customary relationships and/or purchase services in the ordinary course of business from one or more of the financial institutions named above and/or their respective affiliates.

Steven Caret has been employed by us since 2004, and is the husband of Leanne Caret, who became an executive officer in 2016. His compensation was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. Mr. Caret’s 2017 compensation was approximately $231,000. He is also eligible to participate in our employee benefit programs on the same basis as other eligible employees.

Philip Musser was hired by Boeing as Senior Vice President, Communications on September 25, 2017. Prior to joining Boeing, Mr. Musser served as Chairman and CEO of IMGE, a digital firm, and President of New Frontier Strategy, a strategic communication and public relations firm. Boeing had engaged both IMGE and New Frontier Strategy before hiring Mr. Musser, and paid IMGE approximately $1.1 million for online media campaigns, digital strategy consulting, and the placement of advertisements during 2017. Boeing also retained New Frontier Strategy and paid approximately $219,000 for various consulting services during 2017.

2018 Proxy Statement	21

APPROVE, ON AN ADVISORY BASIS, NAMED

EXECUTIVE OFFICER COMPENSATION (ITEM 2)

PROPOSAL SUMMARY

Shareholders are being asked to approve, on an advisory basis, the compensation of the named executive officers as set forth under the heading “Compensation Discussion and Analysis.”

The Board recommends that you vote FOR the resolution approving named executive officer compensation.

2017 was a very strong year for Boeing, with record operating earnings, earnings per share, operating cash flow, and commercial aircraft deliveries. Our shareholders shared in this success, as evidenced by our Dow Jones Industrial Average-leading total shareholder returns during 2015-2017 (147.3%) and 2013-2017 (345.3%). Our executive compensation program is designed to reward strong performance, attract and retain superior leaders, and align our executives’ interests with the long-term interests of our shareholders. Our Compensation Discussion and Analysis describes our executive compensation program in detail, highlights of which include the following:

Pay for Performance

•	annual and long-term incentive metrics that align with our business strategy, focusing our executives on increasing revenues, reducing costs, effectively managing net assets to optimize cash flow, and generating sustainable increases in shareholder value;

•	higher performance targets, including a 2015-2017 long-term incentive performance target that exceeded the 2014-2016 target by 23%;

•	approximately 90% of our CEO’s 2017 target compensation was variable and at risk;

•	capped payouts and other protections to avoid excessive risk;

•	no incentive payouts for performance below threshold;

Alignment with Shareholder Interests

•	25% of our named executive officers’ target long-term incentive compensation is tied to Boeing’s total shareholder return relative to a pre-established group of peer companies;

•	forfeiture of unearned incentive program awards upon termination or retirement;

•	rigorous stock holding period and ownership requirements, including 6x base salary for our CEO, ensuring that executive officers maintain a significant stake in our long-term success;

•	no accelerated vesting of equity awards solely related to a change in control;

•	no employment or change-in-control agreements;

•	no pledging or hedging of Boeing stock;

Responsible Pay Practices

•	benchmarking design practices and pay levels against industry peers and other similarly-sized companies, with pay opportunities generally targeted at or near the median;

•	robust clawback policy applicable to all incentive pay; and

•	no tax gross-ups other than for certain relocation expenses.

We believe that our executive compensation program plays a key role in driving Boeing’s long-term performance, as evidenced by Boeing’s recent strong financial and operating results. In future years, we expect to continue to reward executives who deliver strong results by tying compensation to demonstrated individual and Company performance.

In 2017, our shareholders approved the compensation of our named executive officers with a FOR vote of 95%. This year, we once again request your vote supporting the following nonbinding resolution:

RESOLVED: That the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

22	2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Principal Components of Named Executive Officer Compensation

Performance Measures Driving 2017 Compensation

*	As adjusted by the Compensation Committee to better reflect core operating performance (see pages 29 and 30). Free cash flow and core EPS are defined on page 26; economic profit is defined on page 30.

2018 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

Opportunities for Shareholder Feedback

The Board and the Compensation Committee continue to encourage shareholder feedback, and executive compensation remains a key focus area in our year-round discussions with shareholders. In those discussions, investors told us that Boeing’s pay practices and pay-for-performance strategy appear strongly aligned with shareholder interests. Additional information on our shareholder engagement program is set forth under “Shareholder Outreach” on page 13.

Shareholders have also been supportive of recent enhancements to our executive compensation program, including:

•	the introduction of three performance metrics that pay executive officers based on our operational and financial performance and how well we deliver shareholder value relative to our peers;

•	more stringent stock holding periods; and

•	an expanded clawback policy, permitting recoupment even absent a financial restatement.

In 2017, our executive compensation program received 95% approval from our shareholders. The favorable shareholder vote and positive feedback from investors were two factors that contributed to the Compensation Committee’s decision to refrain from making substantial changes to our compensation practices and policies in 2017. The Compensation Committee will continue to consider say-on-pay vote results and feedback from shareholders when reviewing our executive compensation programs and practices.

Program Objectives

Pay for Performance
•	Each element of our executives’ compensation is designed to align with our long-term business strategy and drive sustainable operating and financial results.
•	100% of annual and 75% of long-term incentive awards are tied to performance criteria.
•	Our annual incentive plan pays based on Company performance against financial targets set by the Compensation Committee, as well as on individual performance.
•	Our long-term incentive program awards are tied to rigorous financial performance metrics, TSR relative to a group of peer companies set by the Compensation Committee, and share price.
Attract and Retain World-Class Talent
•	Compensation elements and award opportunities are designed to position us to compete effectively for engineering, business, financial, and other executive talent.
•	High-performing executives may earn above-target pay when performance goals are exceeded.
Shareholder Alignment
•	Approximately 86% of named executive officer, or NEO, target compensation is linked to achievement of rigorous performance targets, TSR relative to our peers, and/or share price.
•	Executive officers must own significant amounts of Boeing stock throughout the term of their employment and must hold vested stock until share ownership requirements are met.
•	We do not accelerate vesting of equity awards solely in connection with a change in control.
•	Executives receive 25% of their long-term incentive target in PBRSUs, which pay out based on Boeing’s TSR over a three-year period relative to peer companies.
Reduce Risk
•	Our annual incentive awards, performance awards, and PBRSUs are subject to capped payouts.
•	All incentive compensation is subject to a rigorous clawback policy.
•	Executive officers may not engage in pledging, hedging, or other speculative trading activity.
•	The Compensation Committee and its independent consultant review our executive compensation plans and programs on at least an annual basis.
•	Compensation risk considerations are discussed in additional detail on page 36.

24	2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Program Design and Principal Elements

What We Do
Vast majority of pay is performance-based
Multiple performance metrics
Rigorous stock ownership requirements
Robust clawback policy
Benchmark target pay to median of a peer group developed using appropriate criteria
Active engagement with shareholders
Challenging performance targets
Stock holding requirements
Limited perquisites
Independent compensation consultant reports directly to Compensation Committee

What We Don’t Do
No payouts for below-threshold performance
No accelerated vesting of equity awards solely in connection with a change in control
No tax gross-ups, other than for certain relocation expenses
No employment agreements
No change-in-control arrangements
No pledging or hedging of Boeing stock
No uncapped incentive awards

2017 Target Compensation

We design our executive compensation program to attract and retain the talent needed to achieve our business and financial objectives, reward executives who achieve those objectives, and align executives’ interests with the long-term interests of our shareholders. The Compensation Committee reviews our executive compensation program on at least an annual basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. Individual executive pay is generally benchmarked against the median of our peer group, but actual target pay also takes into account job requirements, the executive’s experience and performance, and business needs.

The table below sets forth our 2017 NEOs, with their target compensation elements and target total compensation based on their base salary as of December 31, 2017. In each case, target amounts are those amounts that would have been earned had the Company and the executive achieved target performance levels set by the Compensation Committee. The 2017 Target Long-Term Incentive Compensation column reflects target values of all awards under our long-term incentive program, which consists of performance awards, PBRSUs, and RSUs. Target value of actual incentive awards may differ from these amounts due to changes in base salary during the year.

(Dollars in thousands) Name	2017 Annualized Base Salary (a)	2017 Target Annual Incentive as a % of Base Salary (b)	2017 Target Annual Incentive Compensation (c)=(a)x(b)	2017 Target Long-Term Incentive as a % of Base Salary (d)	2017 Target Long-Term Incentive Compensation (e)=(a)x(d)	2017 Total Annualized Target Direct Compensation (f)=(a)+(c)+(e)
Dennis A. Muilenburg Chairman, President and Chief Executive Officer	$1,700	170%	$2,890	700%	$11,900	$16,490
Gregory D. Smith Chief Financial Officer and Executive Vice President, Enterprise Performance and Strategy	$1,000	110%	$1,100	425%	$4,250	$6,350
Raymond L. Conner Former Vice Chairman	$1,100	110%	$1,210	425%	$4,675	$6,985
Stanley A. Deal Executive Vice President, President and Chief Executive Officer, Boeing Global Services	$660	100%	$660	350%	$2,310	$3,630
Kevin G. McAllister Executive Vice President, President and Chief Executive Officer, Boeing Commercial Airplanes	$1,015	110%	$1,117	400%	$4,060	$6,192

2018 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

Performance Metrics for 2017 Incentive Plans

Free Cash Flow, Core Earnings Per Share, and Revenue

Beginning in 2017, our annual incentive plan measures Company performance using a combination of free cash flow, core earnings per share, and revenue. The performance award portion of our long-term incentive program will also pay out based on these metrics. Core earnings per share, or EPS, is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and other postretirement benefit expense. Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment additions.

The Compensation Committee determined that these performance metrics would further sharpen executives’ focus on the elements of operational and financial performance that we believe best drive long-term shareholder value. Our broad-based, non-executive incentive programs also use these metrics, further ensuring that all employees are aligned in pursuit of the same financial and operational goals. We believe that these metrics drive accountability and performance and enable employees at every level to maintain a stronger and more direct line of sight to operational and financial performance. These metrics were also well-received by shareholders, based on feedback from our shareholder outreach program and last year’s favorable say-on-pay results. To better reflect the core operating performance of the Company and its businesses, the Compensation Committee may adjust one or more of these metrics to account for (1) significant external events outside management’s control, (2) management decisions intended to drive long-term value but with short-term financial impacts, such as major acquisitions or dispositions, and (3) significant changes to market conditions that were not foreseeable at the outset of a performance period. References to these metrics in this proxy statement mean such metrics as adjusted to account for such items. See “2017 Annual Incentive Assessment” on page 29 for information on adjustments made by the Compensation Committee for 2017.

Because of the long product cycles in our business, the Compensation Committee believes that the one-year and three-year versions of these metrics create complementary, yet different, incentives for our employees. The table below outlines some of the key drivers impacting our operational and financial performance on a one- and three-year basis.

Drivers of One-Year Performance	Additional Drivers of Three-Year Performance
• Operating cost management • Disciplined asset, inventory and cash management • Business execution • First-time quality and on-time delivery • Achievement of annual productivity targets	• Efficient use of long-term assets • Technology innovation • Sustained productivity • Long-term risk reduction • New orders with favorable terms • Business model enhancements

We use these metrics to drive the linkage between business objectives and improved and sustained performance. For example, key drivers impacting revenue include new orders, business execution, first-time quality, and our ability to deliver on our commitments to customers. Likewise, drivers of core EPS include first-time engineering and manufacturing quality, continued innovation—particularly for purposes of the long-term incentive program—and achievement of productivity targets. Finally, free cash flow, weighted at 50%, is the metric with the most significant impact on executive compensation. Drivers of free cash flow include efficient long-term asset utilization and disciplined investments in productivity and innovation, as well as many of the other drivers described above. In some cases, these drivers will have enhanced significance for either one-year or three-year performance. For example, as commercial airplanes are often delivered one or more years after they are ordered, new orders tend to have a more significant impact on revenue in the context of the three-year performance periods.

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COMPENSATION DISCUSSION AND ANALYSIS

Total Shareholder Return Relative to Peer Companies

The long-term incentive program also includes PBRSUs, which are paid in shares of stock after the end of a three-year performance period and are earned based on Boeing’s TSR relative to a group of peer companies determined by the Compensation Committee. For additional information on our peer group, see “Benchmarking Against Our Peer Group” on page 33.

Adjusted Operating Cash Flow (For 162(m) Purposes)

We have historically measured our adjusted operating cash flow in order to determine the deductibility of annual and long-term incentive awards under Section 162(m) of the Internal Revenue Code. Adjusted operating cash flow means the net cash provided by operating activities of the Company as reported in our consolidated statement of cash flows included in our Annual Report on Form 10-K, adjusted to eliminate the effect of net customer financing cash flows. Incentive deductibility, including any impacts to deductibility that may result from the passage of the Tax Cuts and Jobs Act of 2017, is discussed in more detail under “Accounting and Tax Implications, Including Limitations on Deductibility of Compensation” on page 35.

Determination of Performance Goals and Awards

Each year, the Compensation Committee sets one- and three-year financial goals for our annual and long-term compensation programs based on our long-range business plan. These goals incorporate expectations regarding the probability of achieving performance goals, key risks, and a degree of “stretch” to push our executives to achieve superior performance. When setting performance goals, the Compensation Committee seeks to ensure that the target payout is achievable if the Company executes according to its long-range business plan during the applicable period. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

Following each performance period, the Compensation Committee evaluates our performance and approves final awards. Set forth below are our goals and actual performance for the 2017 annual incentive plan and 2015-2017 performance awards, together with key drivers of our performance. 2015-2017 performance awards were granted in 2015, and were earned based on economic profit performance. For additional information on economic profit, see “2015-2017 Performance Award Assessment” on page 30.

2017 Annual Incentive Plan Company Performance Score: 187% (vs. target of 100%)	Free Cash Flow | Goal: $8.4B | Result*: $10.9B
	•	Core operating execution across business units driving record cash flow
	•	Increased cost savings and improved efficiency from productivity initiatives
	•	Improved working capital performance and disciplined asset and cash management
Core EPS | Goal: $9.20 | Result*: $9.92
	•	Core operating execution across business units, driving record EPS
	•	Increased cost savings and improved efficiency from productivity initiatives
	•	Higher than estimated costs for the KC-46 Tanker program
Revenue | Goal: $91.5B | Result: $93.4B
	•	Achieved record of 763 commercial airplane deliveries
	•	Services growth exceeded market growth
2015-2017 Performance Awards Company Performance Score: 109% (vs. target of 100%)	Economic Profit | Goal: $14.2B | Result*: $14.6B
	•	Solid core operating execution across business units
	•	Increased cost savings and improved efficiency from productivity initiatives
	•	Improved working capital performance and disciplined asset and cash management
	•	Lower than expected growth in the global air cargo market, resulting in 747 production rate plan adjustments
	•	Changes in commodity price indices that impacted price escalation formulas for our Commercial Airplanes business
	•	Higher than estimated costs for the KC-46 Tanker program
*	As adjusted by the Compensation Committee to better reflect core operating performance. See pages 29-30 for additional information.

2018 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

Mix of Pay

Approximately 90% of the CEO’s target compensation and 84% of the other NEOs’ target compensation is variable based on Company and individual performance. Variable compensation consists of the target annual incentive and the target value of performance awards, PBRSUs and RSUs. The percentages below are calculated by dividing each compensation element by the target total compensation, which consists of base salary plus variable compensation.

Base Salary

Base salaries are designed to provide a fixed level of cash compensation for each executive based on competitive market data and individual factors such as competencies, skills, experience, contributions, performance, and the assumption of new responsibilities or promotions. There are no specific weightings assigned to these individual factors. Annual salary adjustments generally take effect in March. When setting base salaries, the Compensation Committee and the Board also consider the impact of base salary on other compensation elements, such as the size of target incentive awards. In 2017, Mr. Smith’s base salary increased by 8.1%, partly in connection with his assumption of additional responsibilities relating to enterprise performance and strategy. The base salaries of the other NEOs increased between 1.5% and 3% over their 2016 salaries.

Annual Incentive Plan

Features of Annual Incentive Plan

•	Awards are payable in cash

•	Payout based on Company and individual performance

•	Company performance metrics: 50% Free Cash Flow, 25% Core EPS, 25% Revenue

The annual incentive plan is designed to drive near-term program execution, operational excellence, and sustainable growth, as well as to differentiate executives based on individual performance. The Compensation Committee assigned each executive a target incentive award based on competitive market data and the executive’s pay grade, responsibilities and role. Actual incentive awards are determined as follows:

Target Annual Incentive Award (% of Base Salary)	X	Company Performance Score (0—200%)	X	Individual Performance Score (0—200%)	=	Final Annual Incentive Award (Capped at 200% of Target)

The CEO’s individual performance score is determined by the Compensation and GON Committees and reviewed with the other independent directors of the Board. The CEO presents the Compensation Committee with recommendations for individual performance scores for each of the other executive officers, including the other NEOs. The Compensation Committee reviews the CEO’s recommendations, makes such adjustments as it deems appropriate, and approves the individual performance scores. Individual performance scores reflect the Compensation Committee’s assessment of each executive’s business achievements, contributions, and overall organization performance, including performance with respect to several key leadership behaviors that Boeing believes are critical to business success.

Prior to 2017, business unit results were included as a separate score in the annual incentive plan. Beginning in 2017, however, our three performance metrics—free cash flow, core EPS, and revenue—were combined to produce a single Company performance score. The Compensation Committee determined that this shift to one enterprise-wide score would drive even greater integration among our business units and further align executives’ and employees’ interests with those of our shareholders. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Annual Incentive Assessment

The Company performance score is determined by comparing the Company’s free cash flow, core EPS, and revenue to targets set at the beginning of the year by the Compensation Committee, with free cash flow weighted at 50% and the other two metrics weighted at 25% each. Actual performance that is higher or lower than target for any particular metric is assigned a percentage score from 0% to 200% based on a curve established by the Compensation Committee. 2017 Company performance with respect to each metric is set forth below:

Metric	Weighting	Target	Result
Free Cash Flow	50%	$8.4B	$10.9B
Revenue	25%	$91.5B	$93.4B
Core Earnings per Share	25%	$9.20	$9.92

The performance set forth above resulted in a Company performance score of 187%. For information on key drivers of Company performance, see “Determination of Performance Goals and Awards” on page 27. In order to better reflect the Company’s core operating performance, the Compensation Committee, consistent with its authority and past practices, adjusted core EPS downward to exclude the financial impact of lower-than-planned tax rates and payments.

In 2017, individual performance scores for the NEOs ranged from 100% to 120%, averaging 109%. The performance scores were primarily the result of each executive’s financial, operational, and business achievements, as well as their progress on key initiatives, leadership strength, and overall contributions to the Company during 2017. In addition to these factors, the individual performance scores reflect the following:

•	Mr. Muilenburg’s successful execution of Boeing’s business strategies in 2017, as evidenced by record operating earnings, commercial airplane deliveries, and cash flow, as well as increased backlog. In addition, Mr. Muilenburg positioned Boeing for future growth with the successful launch of Boeing’s Global Services business and Boeing HorizonX, its technology accelerator unit, while also bringing new capabilities, technology, and growth opportunities to Boeing through strategic acquisitions such as Aurora Flight Sciences.

•	Mr. Smith’s achievements in driving shareholder value through his continued leadership in overall financial and strategic management, managing financial risk, and ensuring liquidity while delivering strong execution of the Company’s cash deployment strategy. In addition, Mr. Smith assumed additional responsibility for program and general management, business operations, and enterprise performance and projects with the overall goal of accelerating innovation and driving market-based affordability efforts across the Company.

•	Mr. Conner’s role in successfully transitioning the leadership of our Commercial Airplanes business to Mr. McAllister, as well as his effective leadership of enterprise-wide initiatives to improve productivity and pursue strategic imperatives for the commercial airplanes business.

•	Mr. Deal’s leadership in successfully launching our Global Services business, winning new business in the aftermarket services business, and achieving the market launch of our data analytics capability, Boeing AnalytX.

•	Mr. McAllister’s achievements as leader of our Commercial Airplanes business, including successfully transitioning the 737 production system to the 737 MAX while increasing delivery rates, securing 912 net new orders, and delivering a record 763 airplanes. Under Mr. McAllister’s leadership, the Commercial Airplanes business also launched the 737 MAX 10 and flew the 737 MAX 9 and 787-10 for the first time.

Long-Term Incentive Program

Features of Long-Term Incentive Program

•	Performance awards (50%, payable in cash or stock based on Company financial performance)

•	Performance-based restricted stock units (25%, payout based on three-year relative TSR)

•	Restricted stock units (25%, vest three years after issuance)

The long-term incentive program is designed to drive achievement of long-term operational and financial goals and increased shareholder value, as well as to encourage retention of key talent over a sustained time period. Target long-term incentive awards are based on a percentage of base salary. In 2017, the Compensation Committee increased Mr. Smith’s long-term incentive target from 400% to 425% in connection with the expansion of his responsibilities to include enterprise performance and strategy.

Performance Awards. Performance awards reward executives to the extent that the Company meets or exceeds target performance thresholds for the relevant three-year performance period. Three-year financial targets are set by the Compensation Committee at the beginning of each performance period based on the Company’s long-range business plan. Final awards may range from 0% to 200% of an individual’s target. Performance awards are designed

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COMPENSATION DISCUSSION AND ANALYSIS

to pay 100% of target at the end of the three-year performance cycle if performance goals are achieved. Payment, if earned, is made in cash, stock, or a combination of both, at the Compensation Committee’s discretion. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

Beginning with awards granted in 2017, performance awards will pay out based 50% on free cash flow, 25% on core EPS, and 25% on revenue, in each case over a three-year performance period. For additional information, see page 26.

Performance-Based Restricted Stock Units. PBRSUs align the interests of our leaders with our shareholders by tying award payout levels to TSR performance as compared to the companies against which we compete for customers, capital and/or executive talent, a group consisting of our benchmarking peer group plus Airbus. PBRSUs pay out in shares of Boeing stock based on Boeing’s TSR over a three-year period (beginning and ending in February) relative to those competitors. TSR performance at less than the 20th percentile results in a 0% payout, with payouts increasing at 25% increments up to a maximum of 200% for performance exceeding the 91st percentile. PBRSU payouts are also subject to an overall cap of 400% of grant date target value. Under the terms of the awards, peer companies may be subject to removal if, for example, they cease to trade on a public exchange. For additional information on our benchmarking peer group, see “Benchmarking Against Our Peer Group” on page 33.

Restricted Stock Units. RSUs reward continued and sustained performance. RSUs provide an immediate sense of ownership because the value of these units is equal to Boeing’s stock price. As such, the ultimate value realized upon vesting (three years after the grant date) will be based on the stock price at that point in time. The use of RSUs is consistent with our objective of facilitating significant stock ownership and providing a mix of equity and cash-settled awards.

2015-2017 Performance Award Assessment

Economic profit was the performance metric used in connection with the 2015-2017 performance awards. Three-year economic profit was calculated as follows:

•	Net operating profit after tax (operating earnings, adjusted to exclude share-based plans expense and Boeing Capital Corporation interest expense, and reduced for taxes using an effective tax rate), less

•	Capital charge (average net assets multiplied by a targeted cost of capital, where average net assets excludes cash, marketable securities, debt, and certain pension and other post-retirement benefit obligations).

Boeing’s 2015-2017 economic profit was $14.6 billion versus a target of $14.2 billion. This resulted in a performance award payout factor of 9% above the target amount. The performance awards were paid to executives in cash. This above-target performance was achieved despite a performance target that was 23% higher than the target for the 2014-2016 performance period. For information on key drivers of Company performance during this period, see “Determination of Performance Goals and Awards” on page 27.

For the 2015-2017 performance period, the Compensation Committee increased economic profit to exclude or partially exclude the financial impact of historically low discount rates that caused higher pension expense, reclassification of two early-build flight test 787 aircraft to research and development expense, deterioration in the air cargo market, and changes in commodity price indices that impacted price escalation formulas for our Commercial Airplanes business. The Compensation Committee decreased economic profit to exclude or partially exclude the financial impact of lower-than-planned tax rates and favorable medical claims and subsidies under the Affordable Care Act that reduced post-retirement expense. References to economic profit in this proxy statement mean economic profit as adjusted to account for such items.

2015-2017 Performance-Based Restricted Stock Units Assessment

Boeing’s TSR for the 2015-2017 performance cycle from February 24, 2015 to February 22, 2018 was 144.6%, producing a relative TSR rank of first out of 22 companies and a payout factor of 200%. Due to Boeing’s strong absolute stock price performance during that period, the PBRSUs paid out at 400% of the grant date target value, the maximum payout permitted under the terms of the PBRSUs.

Supplemental Equity Awards

From time to time the Compensation Committee may grant equity awards to executives to attract and retain high-performing leaders, reward exceptional performance, or recognize expanded responsibility. These equity awards have vesting and other provisions designed to promote retention of the services and skills of the recipient. For example, these awards generally do not vest until three to four years after the grant date and are forfeited in full if the executive resigns, retires, or is terminated for cause prior to vesting. During 2017, the Compensation Committee approved supplemental grants of RSUs for Messrs. Deal and Smith in recognition of their increased responsibilities and as a means of retention.

30	2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

No Accelerated Vesting or Tax Gross-up in Connection with a Change in Control

We do not accelerate the vesting of any equity awards solely in connection with a change in control. In addition, the unearned portion of all annual incentive plan and long-term incentive program awards are forfeited upon termination or retirement. We also do not provide tax gross-ups in connection with a change in control.

Other Design Elements

As part of a comprehensive and competitive executive compensation package, executives may be eligible for additional benefits as summarized below. These benefits are designed to attract and retain the executive talent needed to achieve our business and financial objectives.

Retirement Benefits

Our executives participate in our Voluntary Investment Plan, or VIP, a broad-based, tax-qualified defined contribution pension plan, and are eligible to participate in our Supplemental Benefit Plan, or SBP, a nonqualified defined contribution plan. The SBP, among other things, provides certain executives with additional retirement benefits and allows eligible participants to receive Company contributions that would otherwise exceed Internal Revenue Code limits applicable to the VIP. For more information on the SBP, see “Supplemental Benefit Plan” on page 43. Executives hired prior to 2009 earned benefits under our Pension Value Plan, or PVP, a broad-based defined benefit pension plan, and our defined benefit Supplemental Executive Retirement Plan, or DB SERP, in each case until the end of 2015.

The Deferred Compensation Plan for Employees allows executives to voluntarily defer, on a nonqualified basis, receipt of a portion of salary, earned annual incentive awards, and earned performance awards. In addition, Mr. Smith has accrued benefits pursuant to a Canadian subsidiary pension in connection with his prior service with the Company. Each of these arrangements, as well as each of our broad-based pension plans for which executives are eligible, is described beginning on page 41.

Perquisites and Other Executive Benefits

Consistent with our executive compensation philosophy and our commitment to emphasize performance-based pay, we limit the perquisites and other benefits that we provide to executives, and any such benefits are provided to help achieve our business objectives. In 2017, these perquisites consisted of:

•	Security—Our CEO is required, and certain senior executives are encouraged, to use Company aircraft for business and personal travel for security reasons. We provide ground transportation services to the CEO so that he may conduct business during his commute and for security purposes. In addition, home security is provided to certain senior executives.

•	Productivity—Relocation assistance (when applicable) and tax preparation and planning services.

•	Health—Annual physical exam.

•	Other—Supplemental life insurance, Company contributions to retirement plans, charitable gift matching program, event tickets, commemorative gifts, and certain ground transportation services.

No tax gross-ups are provided except in connection with certain relocation expenses. The Compensation Committee annually reviews perquisites and other executive benefits to ensure that they are reasonable and consistent with our executive compensation philosophy.

Severance Benefits

We have maintained an Executive Layoff Benefit Plan since 1997 to provide a reasonable separation package for executives who are involuntarily laid off and do not become employed elsewhere within the Company or refuse any offer of employment with the Company as an executive. The plan provides a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company performance score for the year in which the layoff occurs, less any amounts paid pursuant to an individual employment, separation, or severance agreement (if applicable). The plan does not provide enhanced change-in-control benefits or tax gross-ups. The Compensation Committee believes that the benefits provided under the plan are consistent with those provided by our peers and other companies with whom we compete for executive talent. In addition to the benefits under the plan, executives may continue to participate in certain incentive award programs after a separation based on service and the terms and conditions of the award.

2018 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

Governance of Pay-Setting Process

The Company applies the following approach in setting compensation for its executive officers:

•	Executive officers are assigned to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure.

•	Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, executive benefits, and perquisites.

•	Salary ranges and incentive opportunities by pay grade are benchmarked annually against our peer group to ensure they are competitive.

•	Individual pay is benchmarked against the median of our peer group, but actual target pay also takes into account job requirements, the executive officer’s experience, contribution, and performance, and business needs.

Role of Board, Management and Consultants

The Compensation Committee establishes, reviews, and approves all elements of NEO compensation. During 2017, the Compensation Committee worked with an independent executive compensation consultant, Compensation Advisory Partners LLC, or CAP, for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. CAP also advised the GON Committee in connection with nonemployee director compensation matters. CAP provided no services to Boeing outside of its duties as the independent consultant to these two Board committees. The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. For more information on this conflicts of interest assessment, see “Compensation Consultants” on page 20.

Boeing management has the responsibility for effectively implementing practices and policies approved by the Compensation Committee. Meridian Compensation Partners, LLC served as management’s compensation consultant during 2017.

Additional responsibilities of the Board of Directors, Compensation Committee, management, and the compensation consultants include:

Board of Directors and Compensation Committee

•	The Compensation Committee, in coordination with the GON Committee, evaluates the performance of the CEO in light of his business goals and objectives, and reviews his performance with the other independent members of the Board. Based on this evaluation, the Compensation Committee recommends the CEO’s base salary for approval by the other independent members of the Board. The Compensation Committee also reviews and approves the CEO’s annual and long-term incentive targets and payouts.

•	The Board reviews all components of compensation and approves all executive officer base salaries.

•	Based on a review of peer data, pay tally sheets (as described below), individual performance, and internal pay comparisons, the Compensation Committee determines, in the case of the CEO, and reviews and approves, in the case of other NEOs, all other elements of pay.

•	A supermajority (two-thirds) of the Board must approve any incentive awards that are granted to NEOs under an incentive or other compensation plan not previously approved by a supermajority of the Board.

•	The Compensation Committee sets incentive compensation targets based on the Company’s long-range business plan and the achievement of financial targets and related payouts for our annual and long-term incentive programs.

Management

•	The CEO and the Senior Vice President, Human Resources make recommendations on program design and pay levels, where appropriate, and implement the practices and policies approved by the Compensation Committee.

•	The CEO makes recommendations with respect to the compensation of other officers, including the other NEOs, and is assisted in pay administration by the Senior Vice President, Human Resources.

•	The CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of financial targets and related payouts for our annual and long-term incentive programs.

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Compensation Consultants

Compensation Committee’s Independent Consultant	Management’s Consultant

•    Presents peer group pay practices and other relevant benchmarks for CEO and nonemployee director compensation to the Compensation Committee and GON Committee, respectively, as well as management.

•    Reviews and provides recommendations concerning management’s data and work product and compensation-related practices and proposals.

•    Advises the Compensation Committee Chair and the Compensation Committee with respect to management’s proposals.

•    Meets with the Compensation Committee in executive session following regular meetings of the Committee.

•    Available on as-needed basis throughout the year to consult with directors or management.

•    Presents peer group pay practices and other relevant compensation and performance benchmarks (except for the CEO and nonemployee directors) for the Compensation Committee and management.

•    Prepares comprehensive pay tally sheets for executive officers for Compensation Committee review. The pay tally sheets provide total annual compensation and accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation, and pension).

•    Provides periodic updates regarding tax, accounting, and regulatory issues that may impact executive compensation design, administration, and/or disclosure.

Benchmarking Against Our Peer Group

We benchmark executive compensation against a peer group of leading U.S.-based companies (with an emphasis on aerospace and industrial manufacturing companies) that have a technology focus, large global operations, a diversified business, and roughly comparable annual sales and market capitalizations. On at least an annual basis, the Compensation Committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. In 2017, Boeing’s peer group consisted of the 20 companies listed in the box to the right plus DuPont, which has since been removed from our peer group. Beginning in 2018, Microsoft will be included in the peer group. The median revenue of our peer group for the year ended December 31, 2017 was approximately $63.9 billion as compared to our revenues of $93.4 billion. As of December 31, 2017, the median market capitalization of our peer group was $141.1 billion as compared to our market capitalization of $175.6 billion. Individual executive pay is generally targeted at the median of our peer group, but can vary based on the requirements of the job (competencies and skills), the executive’s experience, contribution, and performance, and the organizational structure of the businesses (internal alignment and pay relationships).

This peer group, plus Airbus, is also used to measure our relative TSR performance for purposes of our PBRSUs. For additional information on the PBRSUs, see page 30. Airbus is not included in our compensation benchmarking peer group due to the lack of publicly available and comparable compensation and benefit program information.

Peer Companies

3M
AT&T
Caterpillar
Chevron
Cisco Systems
Exxon Mobil
Ford
General Dynamics
General Electric
Honeywell
IBM
Intel
Johnson & Johnson
Lockheed Martin
Northrop Grumman
Procter & Gamble
Raytheon
United Parcel Service
United Technologies
Verizon Communications

Additional Considerations

Executive Stock Ownership and Stock Holding Requirements

In order to further align the interests of our senior executives with the long-term interests of shareholders, we require NEOs and other senior executives to own significant amounts of Boeing stock. Senior executives are required to attain and maintain throughout their term of employment with us the following investment position in Boeing stock and stock equivalents:

•	CEO: 6x base salary

•	Vice Chairmen and Executive Vice Presidents: 4x base salary

•	Senior Vice Presidents: 3x base salary

•	Vice Presidents: 1x or 2x base salary based on executive grade

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COMPENSATION DISCUSSION AND ANALYSIS

Senior executives must fulfill this requirement within five years after joining the executive grade to which the requirement applies. During the five-year period, executives are expected to accumulate qualifying equity until they meet the minimum stock ownership requirement. In addition, executive officers must hold all newly-vested stock until their minimum stock ownership requirement has been satisfied. Shares owned directly by the executive as well as stock units, RSUs, deferred stock units, and shares held through our savings plans are included in calculating ownership levels. Shares underlying stock options and PBRSUs do not count toward the ownership guidelines. As of December 31, 2017, each NEO exceeded the applicable stock ownership requirement.

Each year, the Compensation Committee reviews the ownership position of each executive officer as well as a summary covering all senior executives. In assessing stock ownership, the average daily closing stock price over a one-year period (ending September 30 of each year) is used. This approach mitigates the effect of stock price volatility and is consistent with the objective of requiring long-term, sustained stock ownership. The Compensation Committee may, at its discretion, elect at any time to pay some or all performance awards in stock, including for executives who are currently not in compliance with the applicable ownership requirement.

Granting Practices

The Compensation Committee typically grants long-term incentive awards each February at a regular meeting of the Compensation Committee. The Compensation Committee meeting date, or the next business day if the meeting falls on a day when the NYSE is closed for trading, is the effective grant date for the grants.

New executive officers hired or internally promoted after the February grant date but on or before December 31 will generally receive a pro-rated long-term incentive award, if any, for that year. Grants are pro-rated based on the time remaining in the 36-month performance or vesting period as of the date of hire or promotion. This approach was adopted to better align our program with peer practices and provide the executive with an immediate tie to Boeing’s long-term performance.

We also may grant supplemental equity awards to attract and retain high-performing leaders, reward exceptional performance, or recognize expanded responsibility. The effective date of these grants is generally based on the timing of the recognition and is set by the Compensation Committee. The exercise/grant price is the fair market value of Boeing stock on the effective date.

Securities Trading Policy

We have a policy that prohibits all employees from trading in Boeing securities while aware of material non-public information, and that further prohibits executive officers and directors from pledging Boeing securities, or engaging in hedging transactions or short sales and trading in “puts” and “calls” involving Boeing securities. This policy is described in our Corporate Governance Principles, which may be viewed in the corporate governance section of our website at www.boeing.com/company/general-info/corporate-governance.page.

Clawback Policy

We will require reimbursement of any incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is described in our Corporate Governance Principles. In addition, even absent a financial restatement, the Compensation Committee may require reimbursement of incentive compensation from any executive officer who has engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom such officer had direct supervisory responsibility. The Compensation Committee also has the flexibility under this policy to direct the Company to publicly disclose any recoupment made pursuant to the policy.

In addition, in 2016 we amended The Boeing Company 2003 Incentive Stock Plan and certain other executive compensation plans to provide that awards under the plans may be forfeited or recovered in the event an award recipient engages in various types of conduct deemed detrimental to the Company’s interest, including theft or fraud against the Company and engaging in competition with the Company.

Tax Gross-Ups

We do not provide tax gross-ups other than for certain relocation expenses, in accordance with our standard relocation policies.

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COMPENSATION DISCUSSION AND ANALYSIS

Accounting and Tax Implications, Including Limitations on Deductibility of Compensation

The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient. We account for all awards settled in equity in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares, or units, as applicable, that vest. This includes our PBRSUs and RSUs for U.S.-based executives. The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense for performance awards will equal the value earned by/paid to the executives and, accordingly, will not be determinable until the end of the three-year performance period.

Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Tax Cut and Jobs Act of 2017, or TCJA, largely eliminated the exception for performance-based compensation under 162(m) effective for tax years beginning after December 31, 2017. However, certain types of compensation may be grandfathered under the TCJA transition rules, which are expected to be clarified with respect to whether outstanding compensation meet the transition requirements.

We consider the impact of 162(m) when developing and implementing our executive compensation program. Annual incentive awards, performance awards and PBRSUs have been generally designed to meet the deductibility requirements in effect under the pre-TCJA Section 162(m) limits. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under pre-TCJA Section 162(m), and we are evaluating the impacts of the TCJA on our executive compensation programs. Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, PBRSUs and RSUs may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Board may pay executives. One such means is the Elected Officer Annual Incentive Plan, which was established to allow for the payment of annual incentive awards that are designed to be deductible under Section 162(m). However, that plan is not the exclusive means by which annual or long-term incentive payments may be made to NEOs. The Board at its discretion may make such awards. When awards are made outside the Elected Officer Annual Incentive Plan they may not be tax deductible. For 2017, we met the plan requirements for the Elected Officer Annual Incentive Plan. As a result, payments made under this plan have been considered performance-based compensation under Section  162(m), and will be subject to the new deductibility rules under the TCJA.

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis, beginning on page 23. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Arthur D. Collins Jr., Chair David L. Calhoun Kenneth M. Duberstein Edward M. Liddy Mike S. Zafirovski

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2017 had a relationship that requires disclosure as a Compensation Committee interlock.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Risk

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	Compensation Committee-approved limits on annual incentive awards, performance awards, and PBRSUs;

•	Compensation Committee annual and ongoing review of our compensation plans and programs as advised by the Committee’s independent compensation consultant;

•	Individual executive pay generally targeted at median level against comparable executive roles at an appropriate set of peer companies;

•	Robust clawback policies permitting the recoupment of past incentive pay from executive officers in the event of certain kinds of misconduct, even absent a restatement of financial results, and forfeiture of incentive awards in the event the executive engages in various types of conduct deemed detrimental to the Company’s interests, including theft or fraud against the Company and engaging in competition with the Company;

•	With each increase in executive pay level, a proportionately greater award opportunity is derived from the long-term incentive program, reflecting executives’ enhanced ability and responsibility to positively impact Company performance over time;

•	No employment agreements with executive officers;

•	The use of economic profit, free cash flow, core EPS, and revenue as performance metrics, which incents employees to increase earnings and manage net assets efficiently;

•	Use of three distinct long-term incentive vehicles that vest after three years, providing strong incentives for sustained operational and financial performance;

•	A long-term incentive program that has overlapping performance periods, such that at any one time three separate and distinct potential long-term awards are affected by current year performance, thereby requiring sustained and enduring high levels of performance year over year to achieve a payout;

•	Significant share ownership requirements for senior executives, and a holding requirement for certain senior executives, each monitored by the Compensation Committee, to ensure alignment with shareholder interests over the long term;

•	Limited Compensation Committee discretion to adjust financial results to reflect certain extraordinary circumstances affecting the core operating performance of the Company;

•	Incorporation of an individual performance score for each executive as a critical factor in the annual incentive calculation, thereby enabling the Compensation Committee to direct a zero payout to any executive in any year if the executive is deemed to have sufficiently poor performance or is found to have engaged in activities or misconduct that pose a financial, operational, or other undue risk to the Company; and

•	Restrictions on trading in Boeing stock to reduce insider trading compliance risk, as well as prohibitions on pledging and hedging Boeing stock.

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation for each of our 2017 named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Dennis A. Muilenburg	2017	1,690,769	—	5,775,049	8,450,270	1,549,137	985,191	18,450,416
Chairman, President and Chief Executive Officer	2016 2015	1,640,962 1,354,269	— —	5,200,019 5,105,064	6,431,450 4,568,549	956,711 1,849,002	837,148 349,449	15,066,290 13,226,333
Gregory D. Smith	2017	974,308	—	11,779,769	3,782,592	241,461	447,484	17,225,614
Chief Financial Officer and Executive Vice President, Enterprise Performance and Strategy	2016 2015	911,442 841,154	— —	1,700,010 1,500,009	3,071,725 2,248,649	140,668 122,333	396,216 107,670	6,220,061 4,819,815
Stanley A. Deal	2017	658,154	—	5,605,346	1,783,236	457,084	1,310,358	9,814,178
Executive Vice President, President and Chief Executive Officer, Boeing Global Services
Raymond L. Conner(7)	2017	1,095,385	—	2,284,333	4,512,758	867,552	866,602	9,626,630
Former Vice Chairman	2016 2015	1,065,962 1,016,154	— —	2,178,146 2,071,912	3,986,360 2,843,850	925,659 2,993,344	795,598 160,326	8,951,725 9,085,586
Kevin G. McAllister	2017	1,012,231	—	3,499,936	2,187,011	—	520,120	7,219,298
Executive Vice President, President and Chief Executive Officer, Boeing Commercial Airplanes	2016	92,308	2,000,000	17,700,600	1,045,000	—	27,912	20,865,820

(1)	Amounts reflect base salary paid in the year, before any deferrals at the executive’s election and including salary increases effective during the year, if any.

(2)	Amount reflects cash signing bonus provided to Mr. McAllister at time of hire.

(3)	Amounts reflect the aggregate grant date fair value of PBRSUs and RSUs granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the executive. If the maximum level of performance were to be achieved for the PBRSUs granted in 2017, the grant date value would be $5,775,102 for Mr. Muilenburg, $1,849,980 for Mr. Smith, $1,137,600 for Mr. Deal, $2,284,330 for Mr. Conner, and $1,999,834 for Mr. McAllister. The grant date fair value of each PBRSU and RSU award in 2017 is set forth in the 2017 Grants of Plan-Based Awards table on page 39.

(4)	Amounts reflect (a) annual incentive compensation, which is based on Company, business unit (2015 and 2016 only) and individual performance, and (b) long-term incentive performance awards for the three-year performance period that ended in the relevant year, in each case including amounts deferred under our deferred compensation plan. No payouts were made in common stock under the long-term incentive performance awards. The following table sets forth the elements of “Non-Equity Incentive Plan Compensation.”

Name	Year	Annual Incentive Compensation ($)	Long-Term Incentive Performance Awards ($)	Total Non-Equity Incentive Plan Compensation ($)
Dennis A. Muilenburg	2017	5,752,520	2,697,750	8,450,270
	2016	2,842,700	3,588,750	6,431,450
	2015	1,962,400	2,606,149	4,568,549
Gregory D. Smith	2017	2,147,592	1,635,000	3,782,592
	2016	1,168,600	1,903,125	3,071,725
	2015	859,300	1,389,349	2,248,649
Stanley A. Deal	2017	1,292,736	490,500	1,783,236
Raymond L. Conner	2017	2,254,387	2,258,371	4,512,758
	2016	1,059,100	2,927,260	3,986,360
	2015	942,600	1,901,250	2,843,850
Kevin G. McAllister	2017	2,187,011	—	2,187,011
	2016	1,045,000	—	1,045,000

The estimated target and maximum amounts for annual incentive awards for 2017 and for performance awards granted in 2017 are reflected in the 2017 Grants of Plan-Based Awards table on page 39.

(5)	No defined benefits have accrued since the end of 2015. Amounts reflect the aggregate increase in the actuarial present value of the executive’s accumulated benefits under all pension plans during the year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements. The degree of change in the present value depends on the age of the employee, when the benefit payments begin, and how long the benefits are expected to last. For 2017, present values increased due to the passage of time and decreases in applicable discount rates. Additional information regarding our pension plans is set forth in the 2017 Pension Benefits table on page 42. None of the NEOs received any earnings on their deferred compensation based on above-market or preferential rates.

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COMPENSATION OF EXECUTIVE OFFICERS

(6)	The following table sets forth the elements of “All Other Compensation” provided in 2017 to our NEOs:

Name	Perquisites and Other Personal Benefits ($)(a)		Life Insurance Premiums ($)	Tax Reimbursements ($)(b)	Company Contributions to Retirement Plans ($)	Total All Other Compensation ($)
Dennis A. Muilenburg	284,102	(i)	10,109	—	690,980	985,191
Gregory D. Smith	104,469	(ii)	5,832	—	337,183	447,484
Stanley A. Deal	907,455	(iii)	3,934	229,163	169,806	1,310,358
Raymond L. Conner	115,487	(iv)	6,549	—	744,566	866,602
Kevin G. McAllister	231,574	(v)	6,051	118,244	164,251	520,120

(a)	Perquisites and other personal benefits provided to one or more of our NEOs in 2017 consisted of use of Company aircraft for personal travel, including to attend outside board meetings, personal use of ground transportation services, relocation assistance, tax preparation and planning services, charitable gift matching, home security expenses, annual physicals, event tickets and commemorative gifts. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred. The incremental cost to us for use of Company aircraft equals the variable operating cost, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board meals, landing fees, and parking costs. Year over year costs per statute mile increased by less than 1% in 2017. Since our aircraft are used predominately for business travel, the calculation does not include costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs, and the cost of maintenance not related to particular trips. The cost of any category of the listed perquisites and other personal benefits did not exceed the greater of $25,000 or 10% of total perquisites and other personal benefits for any NEO, except as follows: (i) $208,153 for use of Company aircraft (including $8,770 to attend outside board meetings), $31,402 for use of ground transportation services, and $31,000 in charitable gift matching donations for Mr. Muilenburg; (ii) $66,370 for use of Company aircraft (including $8,797 to attend outside board meetings) and $25,000 in charitable gift matching donations for Mr. Smith; (iii) $887,159 for relocation for Mr. Deal; (iv) $76,480 for use of Company aircraft (including $76,190 to attend outside board meetings) and $24,857 in retirement gifts for Mr. Conner; and (v) $63,706 for use of Company aircraft, $24,760 for use of ground transportation services, and $128,802 for relocation for Mr. McAllister.

(b)	Represents tax assistance, including associated gross-ups, for relocation benefits based on business needs, provided pursuant to standard Company relocation policies.

(7)	Mr. Conner retired on December 31, 2017.

CEO Actual Compensation Realized

The supplemental table below, which sets forth Mr. Muilenburg’s actual compensation realized for 2017 and 2016, is not a substitute for the Summary Compensation Table above. “Total Actual Compensation Realized” differs substantially from “Total Compensation” as set forth in the Summary Compensation Table. For example, the table below does not include “Change in Pension Value” or “All Other Compensation” and reports the actual value realized during the year on equity compensation, including exercises of stock options granted in prior years, in lieu of the grant date fair market value of awards that were granted in that year.

Year	Salary(1)	Annual Incentive Award(2)	Long-Term Incentive Plan Performance Award Payout(3)	Equity Compensation		Total Actual Compensation Realized
				Stock Option Exercises	Stock Award Vesting(4)

2017	$1,690,769	$5,752,520	$2,697,750	$9,552,240	$4,032,495	$23,725,774
2016	$1,640,962	$2,842,700	$3,588,750	$3,844,764	$12,251,139	$24,168,315

(1)	Effective March 1, 2017, the Board increased Mr. Muilenburg’s base salary to $1,700,000 from $1,650,000.

(2)	In 2017, the Company’s revenue, core EPS and free cash flow performance resulted in a Company score of 187%. In 2016, the payout factor, which reflected both Company and business unit economic profit performance scores, was 97%.

(3)	Company economic profit for the 2015-2017 performance period resulted in a payout factor of $109 per unit. Company economic profit for the 2014-2016 performance period resulted in a payout factor of $145 per unit.

(4)	Represents the value of RSUs that vested in the year, and for 2017, the value also includes PBRSUs that vested based on a payout factor of 125%. Values are based on the average of the high and low prices on the vesting date.

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COMPENSATION OF EXECUTIVE OFFICERS

2017 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding 2017 annual and long-term incentive award opportunities, including the range of potential payouts under our incentive plans. Specifically, the table presents the 2017 grants of annual incentive awards, performance awards, PBRSUs, and RSUs.

Name	Type of Award	Grant Date	Committee Action Date(1)	Number of Units Granted (#)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
					Target ($)	Maximum ($)	Target (#)	Maximum (#)
Dennis A. Muilenburg	Annual Incentive			—	2,876,260	5,752,520	—	—	—	—
	Performance Award			57,750	5,775,000	11,550,000	—	—	—	—
	RSUs	02/27/2017	02/26/2017	—	—	—	—	—	16,157	2,887,498
	PBRSUs	02/27/2017	02/26/2017	—	—	—	15,184	30,368	—	2,887,551
Gregory D. Smith	Annual Incentive			—	1,073,796	2,147,592	—	—	—	—
	Performance Award			18,500	1,850,000	3,700,00	—	—	—	—
	RSUs	02/27/2017	02/26/2017	—	—	—	—	—	5,176	925,029
	RSUs	07/03/2017	06/25/2017	—	—	—	—	—	50,000	9,929,750
	PBRSUs	02/27/2017	02/26/2017	—	—	—	4,864	9,728	—	924,990
Stanley A. Deal	Annual Incentive			—	658,384	1,316,768	—	—	—	—
	Performance Award			11,375	1,137,500	2,275,000	—	—	—	—
	RSUs	02/27/2017	02/26/2017	—	—	—	—	—	3,182	568,671
	RSUs	02/27/2017	02/26/2017	—	—	—	—	—	25,000	4,467,875
	PBRSUs	02/27/2017	02/26/2017	—	—	—	2,991	5,982	—	568,800
Raymond L. Conner	Annual Incentive			—	1,205,555	2,411,110	—	—	—	—
	Performance Award			22,844	2,284,400	4,568,800	—	—	—	—
	RSUs	02/27/2017	02/26/2017	—	—	—	—	—	6,391	1,142,168
	PBRSUs	02/27/2017	02/26/2017	—	—	—	6,006	12,012	—	1,142,165
Kevin G. McAllister(4)	Annual Incentive			—	1,113,833	2,227,666	—	—	—	—
	Performance Award			14,444	1,444,400	2,888,800	—	—	—	—
	Performance Award			20,000	2,000,000	4,000,000	—	—	—	—
	RSUs	01/31/2017	11/15/2016	—	—	—	—	—	9,137	1,499,930
	RSUs	02/27/2017	02/26/2017	—	—	—	—	—	5,596	1,000,089
	PBRSUs	02/27/2017	02/26/2017	—	—	—	5,258	10,516	—	999,917

(1)	PBRSU and RSU awards that were approved by the Compensation Committee on Sunday, February 26, 2017 had a grant date of Monday, February 27, 2017, the first trading day following the date of the approval. The Compensation Committee approved a RSU award on November 15, 2016 for Mr. McAllister with a grant date of January 31, 2017, and June 25, 2017 for Mr. Smith with a grant date of July 3, 2017.

(2)	Payouts of annual incentive awards and performance awards may range from $0 to the applicable maximum as set forth above. Therefore, we have omitted the “Threshold” column.

(3)	Payouts of PBRSU awards may range from 0 shares to the applicable maximum as set forth above. Therefore, we have omitted the “Threshold” column.

(4)	Mr. McAllister was hired November 21, 2016 and, pursuant to our standard executive compensation policies, received a pro-rated RSU grant and Performance Award grant in connection with the 2016-2018 long-term incentive program. This grant was made on January 31, 2017 for a total of 9,137 RSUs and 14,444 Performance Award units.

Annual Incentive Awards

The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on Company and individual performance, might have been paid to each NEO for 2017 performance. The actual amount paid for 2017 is included in the “Non-Equity Incentive Plan Compensation” column and corresponding footnote of the Summary Compensation Table on page 37. These awards may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff, or retirement during the year, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of days employed during the year. Upon any other type of termination, all rights to the annual incentive awards would terminate completely. Annual incentive awards are described in further detail beginning on page 28.

Performance Awards

The amounts shown for performance awards represent the target and maximum amounts that, depending on performance results, would be payable to each NEO pursuant to performance awards granted in 2017. The performance awards shown are units that pay out based on the achievement of the Company’s free cash flow, core EPS, and revenue performance goals for the three-year period ending December 31, 2019. Individual targets are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial target value of $100. The amount payable at the end of the three-year performance period may range from $0 to $200 per unit, depending on Company performance. The Compensation Committee has the discretion to pay these awards in cash, stock, or a combination of both. These awards may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff, or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of months employed during the period. Upon any other type of termination, all rights to the performance awards would terminate completely. Performance awards are described in further detail on page 29.

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COMPENSATION OF EXECUTIVE OFFICERS

Performance-Based Restricted Stock Units

The amounts shown for PBRSUs represent the target and maximum number of PBRSUs awarded to each NEO in 2017 and the grant date fair value of the PBRSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date along with a PBRSU valuation factor (an economic discount factor that takes into account the present value of future payments as well as the risks associated with achieving the performance goals established in the program). PBRSUs are earned based on Boeing’s TSR over rolling three-year periods as measured against a group of peer companies set by the Compensation Committee. The final number of PBRSUs issuable at vesting may range from 0% to 200% of the targeted amount depending on relative TSR performance, subject to an additional cap of 400% of the targeted monetary value. If employment is terminated due to death, disability, layoff, or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated amount of stock units based on the number of months employed during the period. Upon any other type of termination, the PBRSUs would not vest and would be forfeited. PBRSUs are described in further detail on page 30.

Restricted Stock Units

The amounts shown for RSUs represent the number of RSUs awarded to each NEO in 2017 and the grant date fair value of the RSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date. RSUs generally vest and settle on a one-for-one basis in shares of stock on the third anniversary of the grant date, except in the case of certain supplemental RSU awards. For RSUs granted as part of our long-term incentive program, if an executive terminates employment due to death, disability, layoff, or retirement, the executive (or beneficiary) would receive a pro-rated amount of stock units based on active employment during the three-year performance period. Upon any other type of termination, the RSUs would not vest and would be forfeited. RSUs are described in further detail on page 30. Messrs. Smith and Deal also received supplemental RSU grants of 50,000 RSUs and 25,000 RSUs, respectively, during 2017 for the reasons described on page 31. These awards vest in full upon death, disability, or layoff, but are forfeited in their entirety if the executive retires or otherwise terminates prior to the end of the vesting period.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2017. Market values for outstanding stock awards, which include 2017 grants and prior-year grants, are based on the closing price of Boeing stock on December 29, 2017 of $294.91. Performance awards, which are not stock-based but which may ultimately be paid in shares of common stock at the Compensation Committee’s discretion, are not presented in this table. Our last stock option grant was in 2013, and all outstanding options became exercisable by 2016.

	Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Dennis A. Muilenburg					80,667	(3)	23,789,505	84,617	(4)	24,954,399
	2013	72,969	75.97	2/25/2023	—		—	—		—
Gregory D. Smith					90,985	(5)	26,832,386	32,010	(6)	9,440,069
	2013	38,902	75.97	2/25/2023	—		—	—		—
	2012	36,079	75.40	2/27/2022	—		—	—		—
Stanley A. Deal					46,751	(7)	13,787,338	12,390	(8)	3,653,935
Raymond L. Conner					40,183	(9)	11,850,369	41,541	(10)	12,250,856
Kevin G. McAllister					138,271	(11)	40,777,501	10,712	(12)	3,159,076

(1)	The following table shows the aggregate number and market value of unvested Career Shares, RSUs, and Matching Deferred Stock Units, or MDSUs, held by each of the NEOs as of December 31, 2017.

	Number of Shares or Units of Stock That Have Not Vested (#)				Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Career Shares(a)	RSUs	MDSUs(b)	Total	Career Shares(a)	RSUs	MDSUs(b)	Total
Dennis A. Muilenburg	4,902	68,497	7,268	80,667	1,445,649	20,200,450	2,143,406	23,789,505
Gregory D. Smith	—	90,985	—	90,985	—	26,832,386	—	26,832,386
Stanley A. Deal	4,111	34,459	8,181	46,751	1,212,375	10,162,304	2,412,659	13,787,338
Raymond L. Conner	9,654	23,505	7,024	40,183	2,847,061	6,931,860	2,071,448	11,850,369
Kevin G. McAllister	—	138,271	—	138,271	—	40,777,501	—	40,777,501

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(a)	Career Shares, which were granted prior to 2006, are stock units that earn dividend equivalents that accrue in the form of additional Career Shares. Career Shares vest upon termination of employment due to retirement, death, disability, or layoff and are paid out in stock upon vesting.

(b)	Under the Matching Deferred Stock Units program, which was discontinued in 2005, if an executive elected to defer certain compensation into Boeing deferred stock units (an unfunded stock unit account), we provided a 25% matching contribution when the awards vested that will be paid out in stock upon termination of employment due to retirement, death, disability, or layoff. MDSUs earn dividend equivalents that accrue in the form of additional MDSUs. MDSUs are paid under our Deferred Compensation Plan for Employees, which is described in further detail under “2017 Nonqualified Deferred Compensation” on page 43.

(2)	Assumes maximum-level payout of PBRSUs subject to the maximum payout limits. PBRSUs are described on page 40.

(3)	Reflects (a) 4,902 Career Shares and 7,268 MDSUs that vest as described in footnote (1) above, (b) 8,658 RSUs that vested on February 23, 2018; (c) 20,113 RSUs that vest on July 1, 2018; (d) 23,268 RSUs that vest on February 22, 2019; and (e) 16,458 RSUs that vest on February 27, 2020.

(4)	Reflects (a) 16,303 PBRSUs that vested on February 23, 2018; (b) 37,379 PBRSUs that vest on February 22, 2019; and (c) 30,935 PBRSUs that vest on February 27, 2020.

(5)	Reflects (a) 22,303 RSUs that vested on February 24, 2018; (b) 5,247 RSUs that vested on February 23, 2018; (c) 7,607 RSUs that vest on February 22, 2019; (d) 5,273 RSUs that vest on February 27, 2020; (e) 50,555 RSUs that vest on July 3, 2021.

(6)	Reflects (a) 9,880 PBRSUs that vested on February 23, 2018; (b) 12,220 PBRSUs that vest on February 22, 2019; and (c) 9,910 PBRSUs that vest on February 27, 2020.

(7)	Reflects (a) 4,111 Career Shares and 8,181 MDSUs that vest as described in footnote (1) above, (b) 1,574 RSUs that vested on February 23, 2018; (c) 4,177 RSUs that vest on February 22, 2019; (d) 15,975 RSUs that vest on February 27, 2020; and (e) 12,733 RSUs that vest on February 27, 2021.

(8)	Reflects (a) 2,964 PBRSUs that vested on February 23, 2018; (b) 3,332 PBRSUs that vest on February 22, 2019; and (c) 6,094 PBRSUs that vest on February 27, 2020.

(9)	Reflects (a) 9,654 Career Shares and 7,024 MDSUs that vest as described in footnote (1) above, (b) 7,248 RSUs that vested on February 23, 2018; (c) 9,747 RSUs that vest on February 22, 2019; and (c) 6,510 RSUs that vest on February 27, 2020.

(10)	Reflects (a) 13,648 PBRSUs that vested on February 23, 2018; (b) 15,657 PBRSUs that vest on February 22, 2019; and (c) 12,236 PBRSUs that vest on February 27, 2020.

(11)	Reflects (a) 20,532 RSUs that vest on November 21, 2018; (b) 9,380 RSUs that vest on January 31, 2020; (c) 5,700 RSUs that vest on February 27, 2020; (d) 25,665 RSUs that vest on June 11, 2021; (e) 51,330 RSUs that vest on June 11, 2023; and (f) 25,664 RSUs that vest on June 11, 2025.

(12)	Reflects 10,712 PBRSUs that vest on February 27, 2020.

Option Exercises and Stock Vested

The following table provides information for each of our NEOs regarding stock option exercises and vesting of stock awards during 2017.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Dennis A. Muilenburg	56,838	9,552,240	22,720	4,032,495
Gregory D. Smith	19,757	3,516,411	33,607	5,964,069
Stanley A. Deal	—	—	3,764	668,008
Raymond L. Conner	70,462	6,172,575	73,863	18,486,799
Kevin G. McAllister	—	—	—	—

(1)	Consists of RSUs and PBRSUs that vested during 2017, including shares withheld for payment of applicable taxes associated with the vesting.

(2)	Calculated based on the average of the high and low prices on the date of vesting.

2017 Pension Benefits

Each of our NEOs, other than Mr. McAllister, have earned benefits under the following pension plans:

•	the Pension Value Plan, or PVP, a pre-funded, qualified defined benefit plan generally available to salaried U.S. employees hired before 2009 who were not covered by certain collective bargaining agreements; and

•	the defined benefit Supplemental Executive Retirement Plan, or DB SERP, an unfunded, nonqualified defined benefit plan.

Benefits ceased to accrue under each of these plans at the end of 2015. In addition, Mr. Smith has accrued benefits under the Boeing Toronto Supplemental Executive Retirement Income Plan, or Toronto SERIP. The following table

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COMPENSATION OF EXECUTIVE OFFICERS

provides information as of December 31, 2017 with respect to accumulated benefits under each of these plans and arrangements. No pension payments were made to any NEO during 2017.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Dennis A. Muilenburg	Pension Value Plan	30.00	1,045,830
	DB SERP	30.00	12,186,488
Gregory D. Smith	Pension Value Plan	13.01	472,552
	DB SERP	13.01	1,032,213
	Toronto SERIP	9.52	254,875
Stanley A. Deal	Pension Value Plan	28.06	955,887
	DB SERP	28.06	2,869,420
Raymond L. Conner	Pension Value Plan	37.57	1,517,264
	DB SERP	37.57	13,790,092
Kevin G. McAllister	—	—	—

(1)	As of December 31, 2015, plan participants no longer accrue additional years of credited service, except in order to determine early retirement eligibility. The years of actual Company service are as follows: Mr. Muilenburg, 31 years; Mr. Smith, 27 years; Mr. Deal, 30 years; and Mr. Conner, 39 years.

(2)	Present values were calculated assuming no pre-retirement mortality or termination. The values for the PVP, the DB SERP, and the Toronto SERIP are the actuarial present values as of December 31, 2017 of the benefits earned as of that date and payable as a single life annuity beginning at age 65 for the PVP, age 62 for the DB SERP, and age 55 for the Toronto SERIP. The discount assumption is 3.56% for the PVP, 3.55% for the DB SERP, and 3.30% for the Toronto SERIP. The post-retirement mortality assumption is RP2000 sex-specific generational mortality setback 18 months and projected using scale AA for the PVP and DB SERP, and UP 1994 fully generational for the Toronto SERIP.

In order to determine changes in pension values for the Summary Compensation Table on page 37, the values of these benefits were also calculated as of December 31, 2016. For the values as of December 31, 2016, the discount assumption was 4.01% for the PVP and DB SERP and 3.60% for the Toronto SERIP, which were the assumptions used for financial reporting purposes for 2016. Other assumptions used to determine the value as of December 31, 2016 were the same as those used for December 31, 2017. The assumptions reflected in this footnote are the same as those used for the PVP, the DB SERP, and the Toronto SERIP for financial reporting purposes.

The amount of the PVP benefit is based on the participant’s pay and service prior to 2016. PVP participants earned annual benefit credits prior to the ceasing of accruals. Interest credits on the account balance continue to be earned based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may not be lower than 5% or higher than 10%. Normal retirement age under the PVP is 65, and pension benefits vested after three years of service. Several forms of payment are available to participants, including a single lump sum. To determine a participant’s annual pension benefit, the participant’s accumulated benefit credits are divided by 11. Participants who have at least ten years of service and are at least age 55, or at least one year of service and are at least age 62, are eligible for early retirement. Enhanced early retirement benefits are available to participants on amounts that accrued during 2014 and 2015, and early retirement benefits are retained for amounts transferred to the PVP from certain heritage plans. Mr. Deal is eligible for early retirement and Mr. Conner retired on December 31, 2017. Participants who terminate employment before they are eligible for early retirement will receive a reduced benefit depending on the age they begin to receive the benefit. The reduced benefit is determined by dividing the accumulated benefit credits by 11 plus 0.4 for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminates before retirement is 13 rather than 11.

The DB SERP provides an excess benefit equal to additional amounts the PVP would have paid absent limitations mandated by federal tax laws and regulations. For employees hired before 2008, the DB SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits that would otherwise have been received under the PVP absent these limitations. For employees hired during 2008, including Mr. Smith, the DB SERP pays only the excess benefit. Unmarried participants receive the DB SERP benefit as a single life annuity. Married participants can elect to receive the DB SERP benefit as a single life annuity or a 50%, 75% or 100% joint and survivor annuity that is actuarially equivalent to the single life annuity. Under the DB SERP, the supplemental target benefit would be reduced 3% for each year the employee retires prior to age 62 and 6% for each year the benefit commences prior to age 65 if the employee terminates employment prior to being eligible for retirement. The DB SERP benefits are subject to forfeiture and clawback for five years following termination if the executive is determined to be in competition with a significant aspect of our business or commits certain criminal acts. DB SERP benefits accrued after 2007 are also subject to forfeiture and clawback if the executive solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, or disparages us, our products or our employees.

The Toronto SERIP provides an excess benefit equal to the additional amounts participants would have received under a Canadian subsidiary pension plan absent limitations by applicable Canadian laws and regulations. Mr. Smith’s Toronto SERIP

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benefit would be reduced for each year that he retires before age 65 by the lesser of 2.5% per point before attaining 85 points (based on age plus years of service), 2.5% per year before attaining age 65 and 6.0% per year before attaining age 62.

2017 Nonqualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan for Employees is a nonqualified, unfunded defined contribution plan under which eligible executives may defer up to 50% of base salary, 100% of annual incentive awards and 100% of performance awards. Investment elections available under the Deferred Compensation Plan include an interest-bearing account, a Boeing stock fund account, and 21 other notional investment funds that track those available to employees under our 401(k) plan. The interest-bearing account is credited with interest daily during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of one percent. The rate was 3.75% for 2017 and is 4% for 2018. Executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Deferred Compensation Plan restrictions that limit the transfer of funds into or out of the Boeing stock fund.

Executives choose how and when to receive payments under the Deferred Compensation Plan. Executives may elect either a lump-sum payment or annual payments over two to 15 years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Deferred Compensation Plan begin on the later of (1) the January following the age the executive elected or (2) the January after the executive separates from service with us, as defined in the Deferred Compensation Plan (generally, when the executive’s employment with us ends).

Supplemental Benefit Plan

Our Supplemental Benefit Plan, or SBP, is a nonqualified, unfunded defined contribution plan that is intended to supplement the retirement benefits of eligible executives under the 401(k) plan. The SBP has three components: a restoration benefit component, an executive SBP+ component, and a defined contribution SERP, or DC SERP, component. The restoration benefit component allows eligible executives to receive Company contributions that would otherwise exceed Internal Revenue Code limits under the 401(k) plan.

The executive SBP+ component provides eligible executives hired on or after January 1, 2009 with Company contributions to the SBP totaling 3%, 4%, or 5% (depending on age) of annual incentive compensation. Eligible executives hired prior to 2009 receive Company contributions to the SBP totaling 9%, 8% and 7% of annual incentive compensation for 2016, 2017, and 2018, respectively. Thereafter, these executives will generally receive the same Company contributions to the SBP under the executive SBP+ component as those hired on or after January 1, 2009.

The DC SERP provides a supplemental retirement benefit to eligible senior executives hired on or after January 1, 2009 equal to 2% or 4% of base salary and annual incentive compensation (depending on executive grade). The DC SERP was extended, effective January 1, 2016, to certain executives who were hired prior to 2009 in the form of an additional contribution equal to 5% of eligible earnings plus, for those participants who are 55 or over, an incremental amount (payable for up to seven years) based on years of service as of January 1, 2016.

Investment elections available under the SBP are the same as those available under the Deferred Compensation Plan described above. Payments to an executive under the SBP (which will be either one lump-sum payment or annual payments over two to 15 years based on the executive’s election) begin on the later of (1) the January following the age the executive elected and (2) the January after the executive separates from service with us, as defined in the SBP (generally, when the executive’s employment with us ends). Annual payments are calculated based on the number of years of remaining payments.

The benefits under the DC SERP are subject to forfeiture and clawback if the executive (1) is determined to be in competition with a significant aspect of our business, (2) commits certain criminal acts, (3) solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, (4) disparages us, our products or our employees, or (5) for benefits attributable to contributions made on or after January 1, 2017, uses or discloses the Company’s proprietary or confidential information. In addition, benefits under the executive SBP+ component attributable to contributions made on or after January 1, 2017 are subject to forfeiture and clawback in the event of any of the above circumstances. These forfeiture and clawback provisions continue to apply for five years after the executive’s termination of employment.

2017 Deferred Compensation Table

The following table provides information for each of our NEOs regarding aggregate executive and Company contributions, aggregate earnings for 2017, and year-end account balances under the Deferred Compensation Plan

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COMPENSATION OF EXECUTIVE OFFICERS

and the SBP. As of December 31, 2017, Messrs. Smith and McAllister had not elected to participate in the Deferred Compensation Plan.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)

Dennis A. Muilenburg	Deferred Compensation Plan	—	—	3,563,313	8,475,549
	Supplemental Benefit Plan	153,291	668,745	447,929	3,047,863

Gregory D. Smith	Supplemental Benefit Plan	157,774	311,114	47,785	1,524,403

Stanley A. Deal	Deferred Compensation Plan	—	—	1,649,066	6,178,076
	Supplemental Benefit Plan	54,078	140,729	49,340	547,104

Raymond L. Conner	Deferred Compensation Plan	—	—	1,128,872	5,235,713
	Supplemental Benefit Plan	291,941	727,385	72,048	2,409,596

Kevin G. McAllister	Supplemental Benefit Plan	—	134,551	3,764	142,012

(1)	Amounts reflect elective deferrals of salary.

(2)	Amounts reflect Company contributions under the Supplemental Benefit Plan.

(3)	Amounts reflect dividends on deferred stock units and changes in the market value of the underlying stock, interest credited on interest account holdings, and change in value of other investment holdings.

(4)	Reflects year-end account balances of deferred compensation, including deferrals of certain equity awards granted or earned prior to 2006. Of the amounts in this column, the following amounts were also included in the “Total Compensation” column of the Summary Compensation Table for 2017, 2016, and 2015:

Name	Plan Name	Reported for 2017 ($)	Reported for 2016 ($)	Reported for 2015 ($)	Total ($)

Dennis A. Muilenburg	Supplemental Benefit Plan	822,035	729,167	183,849	1,735,051

Gregory D. Smith	Supplemental Benefit Plan	468,888	423,045	153,081	1,045,014

Stanley A. Deal	Supplemental Benefit Plan	194,807	—	—	194,807

Raymond L. Conner	Supplemental Benefit Plan	1,019,326	876,933	106,928	2,003,187

Kevin G. McAllister	Supplemental Benefit Plan	134,551	3,692	—	138,243

Potential Payments upon Termination

Executive Layoff Benefit Plan

Our NEOs are eligible to participate in the Boeing Executive Layoff Benefit Plan, or the Layoff Plan, which provides the following benefits to eligible executives who are terminated involuntarily and meet the other plan requirements for a qualifying layoff:

•	one year of base salary; plus

•	an annual incentive award, subject to Company performance; minus

•	if applicable, any amounts payable pursuant to an individual employment, separation or severance agreement.

Layoff Plan benefits are subject to forfeiture and clawback for five years following termination if the executive (1) engages in an activity that is determined to be in competition with a significant aspect of our business, (2) commits certain criminal acts, (3) solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, (4) disparages us, our products, or our employees, or (5) uses or discloses the Company’s proprietary or confidential information.

Table I: Estimated Potential Incremental Payments Upon Termination

Table I sets forth the estimated incremental compensation payable to each of the NEOs upon termination of employment in the event of layoff, retirement, disability or death. Messrs. Conner and Deal are the only NEOs who are retirement-eligible, and therefore they are the only NEOs with amounts disclosed in the “Retirement” column. The amounts shown assume that the termination was effective as of December 31, 2017, the price of Boeing stock as of termination was the closing price of $294.91 on December 29, 2017, and, in the case of PBRSUs and performance awards, that performance was at target. The total actual amounts to be paid can be determined only following the officer’s termination and the conclusion of all relevant incentive plan performance periods. We do not provide any benefits to NEOs solely in connection with a change in control.

In the event of termination due to layoff, retirement, death, or disability, the NEO will receive any or all of the following benefits as reflected in Table I:

•	Cash severance pursuant to a qualifying layoff under the Layoff Plan;

•	Pro rata vesting of PBRSUs, to the extent earned, and RSUs granted under the long-term incentive program based on the number of months employed during the three-year performance period;

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•	Vesting of any supplemental RSUs, other than in the case of retirement;

•	Distribution of shares of Boeing stock represented by Career Shares;

•	Continued eligibility for performance awards, which will be paid pro rata to the extent earned based on the number of months employed during the relevant performance period;

•	Continued eligibility for tax preparation and planning services through the calendar year following year of termination;

•	Life insurance benefit equal to three times base salary up to $6 million;

•	In the case of Mr. McAllister, a supplemental disability benefit; and

•	Outplacement services.

Table I excludes the following amounts:

•	Pension and nonqualified deferred compensation benefits, which are set forth in the 2017 Pension Benefits and 2017 Nonqualified Deferred Compensation tables beginning on page 41;

•	Annual incentive and long-term performance awards earned in 2017, which are set forth in the Summary Compensation Table beginning on page 37; and

•	Benefits generally available to salaried employees, such as distributions under our 401(k) plan, certain disability benefits, and accrued vacation.

Name and Benefits	Layoff	Retirement	Disability	Death
Dennis A. Muilenburg
Cash Severance	$7,104,300	—	—	—
PBRSUs	$7,425,250	—	$7,425,250	$7,425,250
RSUs/Career Shares	$15,330,287	—	$15,330,287	$15,330,287
Performance Awards	$5,391,667	—	$5,391,667	$5,391,667
MDSUs	$2,143,406	—	$2,143,406	$2,143,406
Life Insurance Death Benefit	—	—	—	$5,100,000
Tax Preparation/Planning Services	$8,454	—	$8,454	$8,454
Outplacement Services	$7,500	—	—	—
Gregory D. Smith
Cash Severance	$3,057,000	—	—	—
PBRSUs	$3,052,920	—	$3,052,920	$3,052,920
RSUs	$24,751,036	—	$24,751,036	$24,751,036
Performance Awards	$1,750,000	—	$1, 750,000	$1, 750,000
Life Insurance Death Benefit	—	—	—	$3,000,000
Tax Preparation/Planning Services	$8,412	—	$8,412	$8,412
Outplacement Services	$7,500	—	—	—
Stanley A. Deal
Cash Severance	$1,894,200	—	—	—
PBRSUs	$1,009,059	$1,009,059	$1,009,059	$1,009,059
RSUs/Career Shares	$10,420,570	$2,289,999	$10,420,570	$10,420,570
Performance Awards	$688,167	$688,167	$688,167	$688,167
MDSUs	$2,412,659	$2,412,659	$2,412,659	$2,412,659
Life Insurance Death Benefit	—	—	—	$1,980,000
Tax Preparation/Planning Services	$11,510	$11,510	$11,510	$11,510
Outplacement Services	$7,500	—	—	—
Raymond L. Conner(1)
Cash Severance	—	—	—	—
PBRSUs	—	$4,030,300	—	—
RSUs/Career Shares	—	$7,155,750	—	—
Performance Awards	—	$2,213,533	—	—
MDSUs	—	$2,071,448	—	—
Life Insurance Death Benefit	—	—	—	—
Tax Preparation/Planning Services	—	$10,745	—	—
Outplacement Services	—	—	—	—
Kevin G. McAllister
Cash Severance	$3,102,855	—	—	—
PBRSUs	$438,772	—	$438,772	$438,772
RSUs	$37,642,460	—	$37,642,460	$37,642,460
Performance Awards	$1,629,600	—	$1,629,600	$1,629,600
Life Insurance Death Benefit	—	—	—	$3,045,000
Tax Preparation/Planning Services	$10,713	—	$10,713	$10,713
Outplacement Services	$7,500	—	—	—
Supplemental Disability Payment	—	—	$1,980,000	—

(1)	Mr. Conner retired on December 31, 2017.

2018 Proxy Statement	45

COMPENSATION OF EXECUTIVE OFFICERS

Table II: Estimated Potential Annual DB SERP Payments Upon Termination

Table II below shows the estimated DB SERP benefits payable for the employment termination reasons given in the corresponding columns for each of the NEOs. PVP payments, which are generally available to salaried employees hired before 2009, are not set forth in the table below. There are no additional disability benefits provided under the DB SERP.

Table II shows the annual DB SERP annuity that would have been received after a termination of employment on December 31, 2017, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2017 Pension Benefits table on page 41). The present value was calculated assuming a benefit commencement date of December 31, 2017 for each NEO except Messrs. Muilenburg and Smith, the present value of whose benefits were calculated assuming a benefit commencement date upon their attainment of age 55.

Name	Benefit Payable Upon Termination Due to Retirement, Layoff or Disability(1) Annuity/Present Value	Death Benefit Payable to Spouse(2) Annuity/Present Value
Dennis A. Muilenburg	$396,821 / $6,917,020(3)	$177,717 / $3,427,653
Gregory D. Smith	$65,916 / $1,067,331(4)	$19,526 / $668,250(5)
Stanley A. Deal	$176,654 / $3,271,105	$163,652 / $2,907,213
Raymond L. Conner	$902,945 / $13,790,092	$777,526 / $12,362,421
Kevin G. McAllister	—	—

(1)	Messrs. Conner and Deal are eligible for retirement benefits under the DB SERP. Messrs. Muilenburg and Smith are not eligible to commence benefits under the DB SERP; however, if they were laid off, they would commence their benefits at age 55 using the early retirement reduction factors as if retiring from active status. Mr. McAllister is not eligible to participate in the DB SERP because he was hired after 2009.

(2)	If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity. Surviving spouse annuities commence as of the month after death.

(3)	For Mr. Muilenburg, the amount shown is the amount that would be paid starting at age 55 for all terminations except layoff and death. The DB SERP provides that if a participant is laid off on or after age 49 with at least 10 years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Mr. Muilenburg were laid off as of December 31, 2017, this layoff provision would have applied to his DB SERP benefit and at age 55, he would be paid $807,018 annually and the present value of that annuity would be $14,067,188.

(4)	For Mr. Smith, $50,533 of the annuity amount is related to the DB SERP and $15,383 is related to the Toronto SERIP. $812,456 of the present value amount is related to the DB SERP and $254,875 of the present value amount is related to the Toronto SERIP. The amount shown is the amount that would be paid starting at age 55 for all termination reasons except layoff and death. DB SERP provides a provision applicable to all participants that if they are laid off on or after age 49 with at least ten years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Mr. Smith were laid off as of December 31, 2017, this layoff provision would have applied to his DB SERP benefit and at age 55 he would be paid $90,083 annually and the present value of that annuity would be $1,448,337.

(5)	The annuity amount is related to the DB SERP, because benefits under the Toronto SERIP must be paid in a lump sum. $370,013 of the present value amount is related to the DB SERP and $298,238 of the present value amount is related to the Toronto SERIP.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Dennis Muilenburg, our Chairman, President and CEO. For 2017, the annual total compensation of our median employee (other than our CEO), was $111,204 and the annual total compensation of our CEO was $18,450,416. Based on this information, for 2017 our CEO’s annual total compensation was 166 times that of the median of the annual total compensation of all our employees.

In making this calculation, we used the following methodology. We determined that, as of October 1, 2017, our employee population (including employees of our consolidated subsidiaries) consisted of approximately 140,600 full-time, part-time, and temporary employees in the U.S and foreign jurisdictions. To identify the median employee from our employee population, we first determined each employee’s federal taxable wages (or its equivalent for non-U.S. employees) for the twelve-month period ending September 30, 2017, as reflected in our payroll records and systems. We then identified our median employee from our employee population based on this compensation measure. The median employee’s annual total compensation represents the amount of such employee’s compensation for 2017 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee was a NEO for 2017, and the annual total compensation of the CEO represents the amount reported in the “Total” column of our 2017 Summary Compensation Table on page 37 of this proxy statement.

46	2018 Proxy Statement

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 3)

PROPOSAL SUMMARY

Shareholders are being asked to ratify the selection of Deloitte & Touche LLP (Deloitte), an independent registered public accounting firm, to serve as our independent auditor for 2018.

The Board recommends that you vote FOR this proposal.

The Audit Committee is directly responsible for the appointment, compensation (including pre-approval of the audit fee), retention, and oversight of the independent registered public accounting firm that audits Boeing’s financial statements and internal controls over financial reporting. The Audit Committee engaged in a comprehensive review of Deloitte’s performance during the engagement for the 2017 audit in connection with its consideration of whether to reappoint Deloitte for the 2018 audit. In addition, the Audit Committee considered, among other things, Deloitte’s extensive knowledge of and expertise in Boeing’s complex, global operations, the qualifications of key members of the engagement team including the lead partner, Deloitte’s robust rotation policy with respect to its engagement team, the quality of Deloitte’s communications with the Audit Committee, management, and the internal auditors, Deloitte’s tenure as independent auditor, external data, and the appropriateness of Deloitte’s fees. Based on the results of this review, the Audit Committee and the Board believe that the retention of Deloitte as independent auditor is in the best interests of Boeing and its shareholders. Accordingly, the Audit Committee has reappointed Deloitte to serve as our independent auditor for 2018.

As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to shareholders for ratification. If the shareholders do not ratify the selection of Deloitte, the Audit Committee will review its future selection of an independent auditor in light of that result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time.

For additional information concerning the Audit Committee and its activities with Deloitte, see “Independent Auditor Fees” and “Audit Committee Report” set forth below. Representatives of Deloitte are expected to be present at the annual meeting, where they will have an opportunity to make a statement and be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Independent Auditor Fees

The following table sets forth the aggregate fees billed to us by Deloitte in 2017 and 2016:

	Fees (in millions)
Services Rendered	2017	2016
Audit Fees(1)	$30.7	$28.0
Audit-Related Fees(2)	$0.1	$0.4
Tax Fees(3)	$0.1	$0.1
All Other Fees(4)	$0.1	$0.1
(1)	For professional services rendered for the audits of our 2017 and 2016 annual financial statements, and the reviews of our financial statements included in our Quarterly Reports on Forms 10-Q during 2017 and 2016. Includes fees for statutory audits of $3.5 million in 2017 and $3.8 million in 2016.

(2)	For environmental compliance reports and other agreed upon procedures in 2017, and consultations on the new revenue standard in 2016.

(3)	For tax compliance and other services to expatriates and expatriate tax software licenses and related support.

(4)	For human resource database subscription services.

All of the audit, audit-related, and tax services are pre-approved by the Audit Committee. The amounts shown in the above table do not include fees paid to Deloitte by our employee benefit plans in connection with audits of the plans. Such fees amounted to approximately $0.3 million in each of 2017 and 2016. Although employee benefit plan fees

2018 Proxy Statement	47

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 3)

charged directly to the plans do not require pre-approval by the Audit Committee, they were pre-approved. The Audit Committee has concluded that Deloitte’s provision of non-audit services is compatible with maintaining Deloitte’s independence.

The Audit Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by our independent auditor. Pursuant to this policy, the Audit Committee (or, in the case of services involving fees of less than $250,000, the Chair of the Audit Committee) must pre-approve all audit and non-audit services to be provided by the independent auditor. Permitted audit services may include, among other things, audit, review, or attestation services required under the securities laws, opinions on our financial statements and internal control systems and processes, comfort letters, and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services. The Office of the Corporate Controller periodically provides written updates to the Audit Committee on fees for audit and non-audit services.

Audit Committee Report

The Audit Committee serves as the representative of the Board for general oversight of Boeing’s financial accounting and reporting, systems of internal control, audit process, and compliance standards. Management is responsible for the financial reporting process, establishing and maintaining adequate internal financial controls, and preparing the financial statements. The independent auditor is responsible for performing independent audits of those financial statements and internal controls over financial reporting and for expressing an opinion on the conformity of Boeing’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of Boeing’s internal controls over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements for the year ended December 31, 2017, including discussions related to critical accounting policies, financial reporting principles and practices, the reasonableness of significant judgments and estimates, and the effectiveness of internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communication with Audit Committees.

3.	The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Ms. Good and Messrs. Bradway, Kellner, and Williams qualify as audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee Lawrence W. Kellner, Chair Robert A. Bradway Edmund P. Giambastiani Jr. Lynn J. Good Caroline B. Kennedy Susan C. Schwab Ronald A. Williams

48	2018 Proxy Statement

STOCK OWNERSHIP INFORMATION

Directors and Executive Officers

The following table sets forth beneficial ownership of Boeing stock, as of March 1, 2018, of each director, director nominee and NEO, and all directors and executive officers as a group. The table also sets forth stock units held by such persons pursuant to our compensation and benefit plans. Each director, director nominee and NEO, and all directors and executive officers as a group, owned less than 1% of the outstanding Boeing stock as of March 1, 2018.

Directors and Nominees	Shares Beneficially Owned		Stock Units(1)	Total
Robert A. Bradway	0		2,183	2,183
David L. Calhoun	2,450		23,017	25,467
Arthur D. Collins Jr.	0		39,408	39,408
Kenneth M. Duberstein	6,160		57,541	63,701
Edmund P. Giambastiani Jr.	0		14,576	14,576
Lynn J. Good	483		3,064	3,547
Lawrence W. Kellner	2,500		9,553	12,053
Caroline B. Kennedy	0		430	430
Edward M. Liddy	4,049		20,633	24,682
Susan C. Schwab	1,752		13,486	15,238
Ronald A. Williams	4,200	(2)	15,605	19,805
Mike S. Zafirovski	0		46,488	46,488
Named Executive Officers	Shares Beneficially Owned(3)		Stock Units(4)	Total
Dennis A. Muilenburg	143,236	(5)	97,432	240,668
Gregory D. Smith	111,972	(6)	66,965	178,937
Raymond L. Conner	11,758		17,418	29,176
Stanley A. Deal	3,568		46,975	50,543
Kevin G. McAllister	0		141,222	141,222
All directors and executive officers as a group (26 people)	511,718		881,778 (7)	1,393,496

(1)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors. See “Compensation of Directors” on page 18.

(2)	Consists of shares held in trust for members of Mr. Williams’ family.

(3)	Includes shares held in the VIP, as well as shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, March 1, 2018 as set forth in the table below.

Number of Shares
Dennis A. Muilenburg	74,784
Gregory D. Smith	39,607
Raymond L. Conner	0
Stanley A. Deal	490
Kevin G. McAllister	0
All directors and executive officers as a group (26 people)	200,069

(4)	Consists of RSUs, Career Shares, MDSUs and deferred stock units held by the NEO.

(5)	Includes 20 shares held by Mr. Muilenburg’s spouse.

(6)	Includes 62 shares held by Mr. Smith’s spouse.

(7)	Consists of RSUs, Career Shares, MDSUs, retainer stock units and deferred stock units held by all directors and executive officers as a group.

2018 Proxy Statement	49

STOCK OWNERSHIP INFORMATION

Principal Shareholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing stock as of December 31, 2017. Information is based on a review of filings made with the SEC on Schedule 13G. As of December 31, 2017, there were 591,038,833 shares of Boeing stock outstanding.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	41,175,201(1)	7.0%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	35,515,544(2)	6.0%
Newport Trust Company 570 Lexington Avenue, Suite 1903 New York, New York 10022	34,014,796(3)	5.7%

(1)	As of December 31, 2017, The Vanguard Group had sole voting power with respect to 789,109 shares of Boeing stock, sole dispositive power with respect to 40,297,376 shares of Boeing stock, shared voting power with respect to 113,260 shares of Boeing stock and shared dispositive power with respect to 877,825 shares of Boeing stock.

(2)	As of December 31, 2017, BlackRock, Inc. had sole voting power with respect to 31,163,294 shares of Boeing stock and sole dispositive power with respect to 35,515,544 shares of Boeing stock.

(3)	As of December 31, 2017, Newport Trust Company had shared dispositive power with respect to 34,014,796 shares of Boeing stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than 10% of Boeing stock to file with the SEC reports of their initial ownership and changes in their ownership of Boeing stock and other equity securities. Based solely on a review of copies of reports filed by the reporting persons furnished to us, and written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2017, except that one grant of restricted stock was inadvertently reported late for Philip Musser.

50	2018 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

PROPOSAL SUMMARIES

ITEM 4 — ADDITIONAL REPORT ON LOBBYING ACTIVITIES. Shareholders are being asked to vote on a shareholder proposal calling for additional disclosure of Boeing’s lobbying activity.

ITEM 5 — REDUCE THRESHOLD TO CALL SPECIAL SHAREHOLDER MEETINGS FROM 25% TO 10%. Shareholders are being asked to vote on a shareholder proposal calling for the threshold to call a special shareholder meeting to be reduced from 25% to 10%.

ITEM 6 — INDEPENDENT BOARD CHAIRMAN. Shareholders are being asked to vote on a shareholder proposal calling for the roles of Chairman and CEO to be split.

ITEM 7 — REQUIRE SHAREHOLDER APPROVAL TO INCREASE THE SIZE OF THE BOARD TO MORE THAN 14. Shareholders are being asked to vote on a shareholder proposal that would prevent the Board from increasing the size of the Board to more than 14 directors absent shareholder approval.

The Board recommends that you vote AGAINST each of these proposals.

The following shareholder proposals will be voted on at the annual meeting if properly presented. Some of these shareholder proposals contain assertions about Boeing that we believe are incorrect. We have not attempted to refute all of the inaccuracies. We will provide the name, address and number of shares of Boeing stock held by each proponent promptly upon written or oral request by any shareholder to the Corporate Secretary.

Shareholder Proposal — Additional Report on Lobbying Activities (Item 4)

Whereas, we believe in full disclosure of Boeing’s direct and indirect lobbying activities and expenditures to assess whether Boeing’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Boeing request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Boeing used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Boeing’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Boeing is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Boeing’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Boeing spent $120,935,000 from 2010—2016 on federal lobbying. These figures do not include lobbying expenditures to influence legislation in states, where Boeing also lobbies but disclosure is uneven or absent. For example, Boeing spent over $2.5 million lobbying in Washington state from 2010—2016, and Boeing’s lobbying over state tax breaks has drawn attention (“Boeing, Lobby Group Team up to Defend $8.7 Billion in Tax Breaks,” Reuters, January 10, 2017).

Boeing is a member of the Business Roundtable and serves on the board of the National Association of Manufacturers, which together spent over $60 million on lobbying in 2015 and 2016. Boeing restricts its trade associations from using its payments for political contributions, but this does not cover payments used for lobbying. This leaves a serious disclosure gap, as trade associations generally spend far more on lobbying than on political contributions. Boeing does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying.

2018 Proxy Statement	51

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

We are concerned that Boeing’s current lack of lobbying and trade association disclosure presents reputational risks. Boeing’s lobbying on import taxes has attracted media scrutiny (“GE, Boeing, Oracle Form Coalition to Support Republican Border Tax,” Reuters, February 2, 2017), as has a Boeing director’s ties to the Business Roundtable (“Lobbyists as Directors Test Rules for Corporate Boards,” Wall Street Journal, October 4, 2016). We urge Boeing to expand its public disclosure of lobbying.

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have discussed the subject matter of this proposal with many of our largest shareholders, and the Board’s view with respect to this proposal was informed by those discussions. For the following reasons, the Board recommends that you vote AGAINST Item 4.

The proposal is unnecessary due to the transparency of Boeing’s lobbying expenditures and strong risk mitigation procedures.

Boeing regularly engages in public policy debates at the federal, state, and local levels. The Board requires that all such activities comply with applicable laws and regulations, sound corporate practice, and Boeing’s high standards of ethical conduct. Consistent with these requirements, Boeing has instituted full transparency into—and extensive oversight of—any political expenditures by the Company, and has implemented additional policies and procedures with respect to its lobbying and advocacy activities, including expenditures to trade associations. These policies and practices include the following:

•	Boeing files both quarterly and semi-annual federal Lobbying Disclosure Act reports with Congress, which are publicly available at http://disclosures.house.gov/. These filings detail all Boeing lobbying expenditures, issues lobbied on, government entities lobbied, Company lobbyists, and expenditures of the Boeing Political Action Committee, or BPAC, a voluntary, non-partisan, employee-sponsored political action committee. Boeing files similar reports when required at the state level.

•	Boeing also posts complete information about federal, state, and local political expenditures by both Boeing and the BPAC at www.boeing.com/company/key-orgs/government-operations/. The website also describes the Company’s policies and procedures for Company political contributions, including Board oversight procedures and other internal authorizations required before contributions may be made.

•	Boeing has not made any contributions from corporate funds to federal, state, or local candidates or political parties or ballot initiatives in the last six years.

•	Boeing prohibits trade associations and other third-party organizations from using Boeing’s funds for any election-related political expenditure.

Additional information about the oversight of our lobbying activities is available at www.boeing.com/company/key-orgs/government-operations/. We believe that these robust policies and practices enhance shareholder value, minimize financial and reputational risk, and reflect our commitment to legal compliance, strong corporate governance, and high ethical standards. In addition, the 2017 CPA-Zicklin Index of Corporate Political Accountability and Disclosure once again listed Boeing as a “trendsetter” for its exemplary efforts with respect to political transparency and accountability. Finally, during many discussions with our largest shareholders as part of our regular engagement on governance issues, shareholders uniformly expressed satisfaction with Boeing’s level of disclosure and the rigor of its oversight in this area.

Boeing works with trade associations for many reasons unrelated to political or issue advocacy, and the proposal’s mandatory reporting requirements would mislead shareholders and the public, and potentially undermine Boeing’s business strategies, by suggesting otherwise.

The Board supports Boeing’s involvement in trade, industry, and civic groups that provide technical, business, professional, and related expertise on matters critical to our success. Certain of these organizations may also promote Boeing’s interests on matters of public policy, but their views may not always reflect Boeing’s views. As a result, it would be misleading to suggest that those associations’ lobbying activities were directed by Boeing, or that Boeing’s dues were paid either partially or entirely to fund lobbying. The disclosure sought by the proposal with respect to trade associations would purport to send just such a message. In addition, the reporting sought by the proposal could reveal to our competitors—for reasons wholly unrelated to political advocacy—sensitive aspects of our corporate strategy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

52	2018 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Shareholder Proposal—Reduce Threshold to Call Special Shareholder Meetings from 25% to 10% (Item 5)

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Scores of Fortune 500 companies allow 10% of shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings.

Adoption of this proposal can give shareholders greater standing to engage Boeing management in regard to quality of our directors and the structure of our Board after the 2018 annual meeting. More than 100 Fortune 500 companies provide for shareholders to call a special meeting and to act by written consent. This proposal is more important to Boeing shareholders because Boeing shareholders have no right to act by written consent.

Boeing shareholders also need enhanced oversight rights because an independent board chairman does not oversee our board of directors. And to add to this deficit our Lead Director, Kenneth Duberstein, had 20-years of long-tenure which can make him a lap dog Lead Director. Long-tenure can detract from the independence of a director no matter how well qualified—and some shareholders may think that the job description of long-time lobbyist on Mr. Duberstein’s resume is not an asset even in a director with no additional duties. Independence is a highly valuable attribute in a director.

And at the other end of the director tenure spectrum—Randall Stephenson, with one-year tenure, managed to get our highest negative vote—5-times higher than some other Boeing directors. This is not a good sign for our current Board nomination and refreshment process.

Meanwhile our board grew to a potential unwieldy size of 14 directors. Plus we had no right to vote on increasing the size of our board. And an unwieldy board can lead to CEO domination.

Any claim that a shareholder right to call a special meeting can be costly—may be largely moot. When shareholders have a good reason to call a special meeting—our board should be able to take positive responding action to make a special meeting unnecessary.

Please vote to improve management accountability to shareholders: Special Shareowner Meeting Improvement—Proposal 5.

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have discussed the subject matter of this proposal with many of our largest shareholders, and the Board’s view with respect to this proposal was informed by those discussions. For the following reasons, the Board recommends that you vote AGAINST Item 5.

Boeing’s current ownership threshold balances this important shareholder right with the financial and administrative burdens that would result from misuse of the process by a small minority of shareholders with narrow interests.

Special shareholder meetings cost millions of dollars, demand significant attention from the Board and senior management, and can disrupt normal business operations. As a result, these meetings should be limited to when there are urgent and important strategic matters or profound fiduciary concerns. Boeing continues to believe that either the Board or at least 25% of our shareholders should agree that a matter requires urgent discussion before a special meeting is called. If the proposal were adopted, a relatively small minority of shareholders—potentially with narrow, short-term interests—could call an unlimited number of special meetings, without regard to how the direct costs and other burdens might impact the Company’s future success or the interests of the vast majority of shareholders.

Boeing’s commitment to shareholder engagement and governance best practices, including the existing right to call special meetings, already ensures Board accountability without unnecessary risk.

Boeing continues to view direct shareholder engagement as key to the Company’s success. To that end, Boeing leaders meet regularly with shareholders to discuss our strategy, operational performance, and business practices. We also meet with shareholders throughout the year to share perspectives on corporate governance and executive compensation matters (see page 13). This commitment to ongoing dialogue with our shareholders, together with practices such as annual director elections, a majority voting standard in uncontested elections, a “proxy access” right for nominating directors, no supermajority voting provisions, and shareholders’ existing right to call special meetings, preserves the Board’s accountability without the expense and risk associated with a lower special meeting threshold.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

2018 Proxy Statement	53

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Shareholder Proposal—Independent Board Chairman (Item 6)

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar is an example of a company recently changing course and naming an independent board chairman. Caterpillar had strongly opposed a shareholder proposal for an independent board chairman as recently as its 2016 annual meeting. Wells Fargo also changed course and named an independent board chairman in 2016.

Boeing shareholders need the enhanced oversight of an independent board chairman because our Lead Director, Kenneth Duberstein, had 20-years of long-tenure which can make him a lap dog Lead Director. Long-tenure can detract from the independence of a director no matter how well qualified. Some shareholders may think that the job description of long-time lobbyist on Mr. Duberstein’s resume is not an asset even in a director with no additional duties.

And at the other end of the director tenure spectrum—Randall Stephenson, with one-year tenure, managed to get our highest negative vote—as much as 5-times higher than other Boeing directors. Mr. Stephenson and another recent addition to the Boeing board, Robert Bradway, are CEOs. CEOs tend to give professional courtesy to fellow CEOs which is not good for the interest of shareholders.

Meanwhile our board grew to a potential unwieldy size of 14 directors. Plus we had no right to vote on increasing the size of our board. And an unwieldy board can lead to CEO domination.

In its response to this proposal our management could name one step it took in 2017 to increase management accountability to shareholders.

Please vote to enhance oversight of our CEO: Independent Board Chairman—Proposal 6

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have discussed the subject matter of this proposal with many of our largest shareholders, and the Board’s view with respect to this proposal was informed by those discussions. For the following reasons, the Board recommends that you vote AGAINST Item 6.

The Board should be able to select its leadership structure based on what will best serve shareholders’ interests under the circumstances, not pursuant to an inflexible policy established in advance.

Each board of directors must take great care in establishing its leadership structure. The Boeing Board takes this responsibility very seriously, and thus believes that it should be able to consider all appropriate options, including asking the CEO or another non-independent director to serve as Chairman alongside an independent Lead Director. Boeing’s Chairman role has at various times been performed by an independent director, the then-serving CEO, and a former CEO. The Board’s leadership structure is reviewed on at least an annual basis by the independent directors in executive session based on all relevant factors. In addition, the independent members of the Board also make an annual determination as to which board member is best equipped to serve as Chairman.

The Board understands that views differ on whether, as a general matter, boards are best served with an independent chairman. However, the Board is not aware of clear evidence demonstrating that splitting the CEO and Chairman roles is good for all companies in all circumstances. Most shareholders with whom we discussed this topic echoed this view, telling us that there is no “one-size-fits-all” answer to this question, and that absent extenuating circumstances each board is best equipped to make decisions regarding its preferred leadership structure. As a result, the Board believes that it is critical that the Board choose its own leadership structure, provided that at all times there is strong independent oversight of management and, absent an independent Chairman, meaningful leadership from an independent lead director—and independent board—with robust, well-defined duties. For additional information on how Boeing’s Board determines what leadership structure is best for Boeing at any given time, see “Leadership Structure” on page 12.

54	2018 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Boeing’s strong independent Lead Director role, combined with other governance features, already provides the management oversight and independent leadership requested by the proposal.

Our independent directors periodically review the ongoing responsibilities of the independent Lead Director. We also have had extensive discussions with shareholders to ensure that the Lead Director’s duties reflect investors’ expectations. The Board has assigned the following responsibilities to the independent Lead Director:

•	approve Board meeting agendas and, in consultation with the Chairman and the nonemployee directors, approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approve the type of information to be provided to directors for Board meetings;

•	preside at all meetings at which the Chairman is not present, including executive sessions of the nonemployee directors, and apprise the Chairman of the issues considered;

•	serve as liaison between the Chairman and the independent directors;

•	be available for consultations and direct communication with shareholders;

•	call meetings of the nonemployee directors when necessary and appropriate; and

•	perform such other duties as the Board may from time to time designate.

Our current independent Lead Director performs the following additional duties:

•	speaks with the CEO before and after each stated meeting of the Board to review presentation materials, address matters discussed during executive sessions of the Board’s independent directors, and/or discuss important strategic matters;

•	leads the Board’s efforts to establish policies on governance matters important to shareholders, such as proxy access, succession planning, and limits on outside Board memberships for directors; and

•	meets regularly with members of senior management other than the CEO.

In addition, the Board has taken the following steps to ensure independent oversight of the Company and management and to hold both the Board and management accountable for Company performance:

•	our independent directors meet following every stated Board meeting without management present;

•	each independent director, including our Lead Director, participates directly in CEO and other elected officer succession planning activities, including one-on-one and/or two-on-one meetings with succession candidates and other Boeing senior executives;

•	each of our nonemployee directors has direct access to members of Company management;

•	12 of our 13 current directors are independent under both NYSE Listing Standards and Boeing’s internal guidelines and our director nominees have an average tenure of approximately 7.7 years;

•	each member of our four principal standing committees is an independent director, and each such committee meets regularly in executive session without members of management present and with their respective independent consultants and advisors;

•	independent directors review the CEO’s performance and establish the CEO’s compensation, through processes overseen by our independent Compensation and GON Committees;

•	the Board and its Committees may and do retain outside legal, financial or other advisors, as appropriate; and

•	shareholders may communicate with the independent Lead Director, the nonemployee directors as a group, or the Audit Committee, as described on Boeing’s website.

For additional information on the particular qualities of our Chairman and why he is best suited to serve as Chairman at this time, see “Leadership Structure” on page 12. At the same time, our 12 independent directors, who collectively bring to the Board vast senior government and business leadership experience, aerospace expertise, and other critical skills, and each of whom individually has demonstrated the willingness to think and act independently on behalf of shareholders, have proven records of effective management oversight. Based upon this essential combination of qualities, the Board believes that Boeing’s shareholders are best served by maintaining our current board leadership structure, and that the safeguards described above ensure that the Board provides independent and effective leadership of management. As a result, the proposal is unnecessary and would only serve to limit the Board’s ability to act in accordance with what it believes to be shareholders’ long-term best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

2018 Proxy Statement	55

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Shareholder Proposal—Require Shareholder Approval to Increase the Size of the Board to More Than 14 (Item 7)

Resolved: Shareholders request the Board Adopt a bylaw that if the Boeing board of directors is expanded beyond 14 directors, that shareholders would need to approve any such Board expansion. The Board would have discretion on the details that would be in support of this core principle.

Background: On August 10, 2017, the Boeing Board unilaterally adopted an amendment to Article II, Section 1 of the Company’s By-Laws to increase the number of directors from 13 to 14. A copy of the amended and restated By-Laws was attached as Exhibit 3.2 in the Boeing EDGAR filing.

Boeing increased the board size from 12 to 14 in the last year. Unfortunately shareholders had no right to vote on increasing the size of our board. And the current board size of 14 can be unwieldy and lead to CEO domination. This may not be good especially with a relatively new CEO.

Boeing also added 2 CEOs to the board. CEO directors can tend to be lap dog directors for a fellow CEO. It is somewhat like having members of the same county club overseeing a CEO from the same country club and to expect everyone to act independently.

In response to this proposal the Boeing Board can advice the percentage of time since 1916 that the Boeing board had more than 14 directors.

Please vote for shareholder input to major corporate governance decisions: Shareholder Input on Board Expansion-Proposal 7.

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. For the following reasons, the Board recommends that you vote AGAINST Item 7.

Boeing’s disciplined approach to Board composition—which has served Boeing’s shareholders well—would be undermined by artificial restrictions on Board size.

Recruiting superior director candidates and assessing the Board’s performance are core functions of the independent GON Committee, as well as responsibilities that each of our directors takes seriously. In an increasingly challenging and dynamic marketplace, it is critical that boards devote significant time and resources to assessing the skills and experiences of its existing directors, capitalizing on opportunities to augment and diversify the board’s capabilities, and—above all—ensuring that the board functions at a high level. For additional information on Boeing’s disciplined approach to these matters, see “Corporate Governance—Board Committees—Governance, Organization and Nominating Committee” on page 15. To date, the GON Committee has identified no basis to conclude that the Board’s operations are impaired once it reaches a certain size. Boeing’s recent performance validates this conclusion. Instead, as described above, artificial restrictions on the size of the Board would limit the ability of the GON Committee and the Board to make decisions that maximize its performance on behalf of shareholders.

If the Board cannot act quickly to recruit superior director candidates, Boeing would be at a competitive disadvantage.

Boeing has consistently maintained its Board size within a range of 10-14 directors, and its Board currently consists of 13 directors, so on that basis alone the proposal imposes artificial and unnecessary restrictions on the Board. However, director retirements, opportunistic election of superior director candidates, and/or evolving long-term strategic imperatives could require responsible boards to be flexible in their views regarding appropriate board size. For example, since 2015, Boeing has attracted several superior candidates to join our Board—Lynn Good, Chairman and CEO of Duke Energy, Randall Stephenson, Chairman and CEO of AT&T, Robert Bradway, Chairman and CEO of Amgen, and Caroline Kennedy, former U.S. Ambassador to Japan. During this period, the Board believed that each of our existing directors continued to make substantial contributions to the Board. Therefore, the size of our Board increased from 10 in 2015 to, at its peak, 14 beginning in August 2017. Each of these highly-accomplished leaders would have been attractive candidates to serve as directors at a large number of other companies—including our competitors. If this proposal is adopted, and we were required to wait up to 12 months to seek shareholder approval for a new director, future candidates of this caliber might instead pursue other opportunities, including joining the board of one of our competitors. In addition, changes in marketplace dynamics or business strategy might dictate quick action to augment and/or diversify the Board’s skills in particular areas. If this proposal is adopted, we could be forced to delay our response to those changes for several months, putting us at a competitive disadvantage.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

56	2018 Proxy Statement

ANNUAL MEETING INFORMATION

Attending the Annual Meeting

Time and Location

Boeing’s 2018 Annual Meeting of Shareholders will take place on Monday, April 30, 2018, beginning at 9:00 a.m., Central Time, in The James Simpson Theatre at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois 60605-2496. Directions to the meeting, a map, and parking information are provided on the back inside cover of this proxy statement.

Admission Policy

All holders of Boeing shares as of the record date are encouraged to attend the annual meeting. In order to ensure the safety of all attendees, we have implemented the following security and admission policies.

•	Eligible Attendees. Attendance is limited to registered and beneficial Boeing shareholders as of the record date and to one immediate family member accompanying each such shareholder.

•	Admission Procedures. In order to be admitted to the meeting, you must present both an admission ticket and valid government-issued photo identification, such as a driver’s license or passport. You must register on or prior to April 20, 2018 in order to obtain an admission ticket.

•	Obtaining an Admission Ticket. In order to obtain an admission ticket, please access “Register for Meeting” at www.proxyvote.com and follow the instructions provided. If you do not have internet access, you can register by calling 1-844-318-0137. You will need the 16-digit voting control number found on your proxy card, email, notice of internet availability of proxy materials or voting instruction form. Seating at the annual meeting is limited, and requests for tickets will be processed in the order in which they are received. In any event, you must register on or prior to April 20, 2018 if you wish to attend the annual meeting.

•	Additional Security Measures. Upon entering the meeting facility, you will be required to proceed through a security checkpoint. In addition, cameras, recording equipment, electronic devices, large bags, briefcases, and packages will not be permitted in the annual meeting.

Frequently Asked Questions

Why is it so important that I promptly vote my shares?

We value your input. Regardless of the number of shares you hold and whether you plan to attend the annual meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How does the Board recommend that I vote?

The Board recommends that you vote:

FOR the election of each of the 13 director nominees named in this proxy statement (Item 1);
FOR the approval, on an advisory basis, of named executive officer compensation (Item 2);
FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2018 (Item 3); and
AGAINST each of the shareholder proposals (Items 4 through 7).

How may I expedite delivery of future proxy materials by receiving them electronically?

Registered Shareholders

Instead of receiving copies of our proxy materials in the mail, registered shareholders can elect to receive these communications electronically. Your election to receive future proxy materials electronically would result in expedited delivery of your materials, conserve natural resources, and reduce Boeing’s printing and mailing costs by approximately $5.00 per year per household. For additional information or to elect this option, please access www.computershare.com/investor.

Beneficial Shareholders

Many brokers and banks offer electronic delivery of proxy materials to their clients. For additional information, please contact your broker, bank, or other holder of record.

2018 Proxy Statement	57

ANNUAL MEETING INFORMATION

How may I vote my shares?

Beneficial Shareholders

If you own shares through a broker, bank, or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. Many brokers provide the option of voting by internet at www.proxyvote.com or by calling 1-800-454-8683. You will need your 16-digit voting control number, which can be found on the notice of internet availability of proxy materials, email or voting instruction form provided by your broker, bank, or other holder of record. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Time, on Sunday, April 29, 2018.

Registered Shareholders

If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903, or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card, email or notice of internet availability of proxy materials. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Time, on Sunday, April 29, 2018. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.

The Boeing Company Voluntary Investment Plan Participants

If you have an interest in Boeing stock through participation in the VIP, you do not have actual ownership of the shares held in the VIP (the “Plan Shares”). The Plan Shares are registered in the name of the trustee. As a VIP participant, you have been allocated interests in the Plan Shares and may instruct the trustee how to vote those interests by submitting a proxy at www.proxyvote.com, by calling 1-800-690-6903, or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card, email or notice of internet availability of proxy materials. However, you may not vote Plan Shares in person at the annual meeting. The number of shares of Boeing stock shown on your proxy card includes all shares registered in your name and all Plan Shares in which you have an interest. In order to allow sufficient time for the trustee to tabulate the vote of the Plan Shares, your proxy instructions must be received no later than 10:59 p.m., Central Time, on Wednesday, April 25, 2018. If you do not submit voting instructions before the deadline, the trustee will vote your Plan Shares in the same manner and proportion as the Plan Shares with respect to which voting instructions have been received before the deadline, unless contrary to applicable law. If you return a signed proxy card that covers Plan Shares but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.

May I revoke my proxy or change my vote?

Beneficial Shareholders

Beneficial shareholders should contact their broker, bank, or other holder of record for instructions on how to revoke their proxies or change their vote.

Registered Shareholders

Registered shareholders may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Time, on Sunday, April 29, 2018, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by attending the annual meeting and voting by ballot.

The Boeing Company Voluntary Investment Plan Participants

VIP participants may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Time, on Wednesday, April 25, 2018, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy. VIP participants cannot revoke their proxies or change their voting instructions in person at the annual meeting because the trustee will not be present.

What vote is required to approve each proposal?

Each share of Boeing stock entitles the holder to one vote on each proposal presented for shareholder action.

58	2018 Proxy Statement

ANNUAL MEETING INFORMATION

Election of Directors (Item 1)

To be elected in an uncontested election, a director nominee must receive more “FOR” votes than “AGAINST” votes. Because we did not receive proper advance notice in accordance with our By-Laws of any shareholder nominees for director, this election of directors is an uncontested election. Abstentions and “broker non-votes” will have no effect on the election of directors.

All Other Proposals (Items 2 through 7)

Shareholders may vote “FOR” or “AGAINST” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting for the approval of Items 2 through 7. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “AGAINST” Items 2 through 7. “Broker non-votes,” if any, will have no effect on these items.

What are “broker non-votes”?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, NYSE rules allow that firm to vote your shares only on routine matters. Item 3, the ratification of the appointment of our independent auditor for 2018, is the only matter for consideration at the meeting that NYSE rules deem to be routine. For all matters other than Item 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who is entitled to vote at the 2018 Annual Meeting?

Holders of Boeing stock at the close of business on March 1, 2018 are entitled to receive a formal Notice of the Annual Meeting and to vote their shares at the annual meeting. As of that date, there were approximately 587,224,404 shares of common stock outstanding, of which approximately 587,221,900 were eligible to vote. (Shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 108,697 registered shareholders on the record date and approximately 1,350,922 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m., Central Time, at the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

How many votes must be present in order to hold the annual meeting?

A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Boeing stock present in person or by duly authorized proxy (including any abstentions and “broker non-votes”) will be counted for the purpose of establishing a quorum at the meeting.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the annual meeting in accordance with the shareholder’s instructions. If you are a registered shareholder or have an interest in Boeing stock through the VIP and return a signed proxy card that omits voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board. If a broker or other financial institution holds your shares in its name, NYSE rules prohibit your shares from being voted on all items other than Item 3 absent your instruction, so you must provide instructions on these items for your vote to count.

Are there any other items of business that will be addressed at the annual meeting?

The Board is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

2018 Proxy Statement	59

ANNUAL MEETING INFORMATION

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to aid in the solicitation of proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, telephone, email, and other online methods. Morrow Sodali has contacted brokerage houses, other custodians, and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse these parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

What if a director nominee does not receive the required vote?

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, all director nominees have executed irrevocable resignations that would be effective upon (1) such nominee’s failure to receive the required vote at the annual meeting and (2) the Board’s acceptance of such resignation. As set forth in our director resignation policy, which is described in our Corporate Governance Principles, the Board will act upon, and publicly disclose its decision with respect to, any tendered resignation within 90 days from the date of the certification of the election results.

How may I recommend individuals to serve as directors?

Shareholders may recommend qualified candidates for consideration by the GON Committee by writing at any time to the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The correspondence must state the name, age and qualifications of the person proposed for consideration. The GON Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates.

How may I obtain a copy of Boeing’s Annual Report on Form 10-K and other financial information?

Boeing’s 2017 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, this proxy statement and the 2017 annual report are also available on the internet at www.proxyvote.com. In addition, our Annual Report on Form 10-K, including financial statements, is available at http://investors.boeing.com/investors/financial-reports/ and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling (425) 965-4550 or writing Mail Services, The Boeing Company, P.O. Box 3707, Mail Code 3T-06, Seattle, Washington 98124-2207.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we may provide you with access to proxy materials over the internet rather than by mailing the materials to you. To reduce costs and conserve resources, we are sending a Notice of Internet Availability of Proxy Materials to some of our shareholders. The notice provides instructions for accessing this proxy statement and our 2017 annual report at www.proxyvote.com. The notice also explains how shareholders may request printed proxy materials for this or future annual meetings.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to

60	2018 Proxy Statement

ANNUAL MEETING INFORMATION

receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent at Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170 or by calling 888-777-0923 (toll-free for domestic U.S. callers) or 781-575-3400 (non-U.S. callers may call collect). Beneficial shareholders who have the same address and wish to receive a separate copy of the annual report or proxy statement in the future should contact their broker, bank, or other holder of record.

Shareholder Proposals and Director Nominations for the 2019 Annual Meeting

Proposals for Inclusion in 2019 Proxy Statement

If you wish to submit a proposal for inclusion in our 2019 proxy statement, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your proposal at the address below no later than Friday, November 16, 2018.

Director Nominations for Inclusion in 2019 Proxy Statement (Proxy Access)

Subject to certain requirements, our By-Laws permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our annual meeting proxy materials directors constituting the greater of two individuals and 20% of the Board. Any such nomination must be received at the address below no earlier than the close of business on Wednesday, October 17, 2018 and no later than the close of business on Friday, November 16, 2018. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website.

Other Proposals or Nominations

Our By-Laws require that we receive advance written notice for any shareholder proposal or director nomination that is not submitted for inclusion in our proxy statement. Any such proposal or nomination must be received at the address below no earlier than the close of business on Monday, December 31, 2018 and no later than the close of business on Wednesday, January 30, 2019. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website.

Where to Send All Proposals and Nominations

Office of the Corporate Secretary

The Boeing Company

100 North Riverside Plaza

MC 5003-1001

Chicago, Illinois 60606-1596

2018 Proxy Statement	61

The Boeing Company 2018 Annual Meeting of Shareholders

Monday, April 30, 2018 at 9:00 a.m., Central Time

The James Simpson Theatre at The Field Museum

1400 South Lake Shore Drive Chicago, Illinois 60605-2496

Grant Park
Columbus Drive
Pedestrian Underpass
Shedd Aquarium
Lake Michigan
N
To Roosevelt Road CTA and Metra Stops
Entrance for Boeing Annual Meeting
The Field Museum
Solidarity Drive
Adler Planetarium
East Museum Lot
Planetarium Lot
McFetridge Drive
Parking for Boeing Annual Meeting
North Garage
Burnham Harbor
Museum Campus Drive
Soldier Field
Northerly Island Park
Lake Shore Drive
Waldron Drive
Waldron Garage
18th Street
South Lot
To I-55
To McCormick Place
CTA Bus Stop
Handicapped Parking

Public Transportation:

The Field Museum is easily accessible by public transportation. For directions, please see www.fieldmuseum.org or call the Regional Transportation Authority at (312) 836-7000.

From O’Hare Airport:

Take I-90 East to the Kennedy Expressway, I-90/94 East toward Chicago. Take the Roosevelt Road exit and turn left at the second traffic light onto Roosevelt Road. Turn right onto Columbus Drive (which becomes Lake Shore Drive (US-41)). Take the 18th Street exit. Turn left onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

From Midway Airport:

Go north on Cicero Ave. to I-55 North/Stevenson Expressway. Take I-55 North to the exit on the left for Lake Shore Drive (US-41 North). Take the Lake Shore Drive (US-41 North) exit. Turn right onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

•	Meeting Admission Policy: If you plan to attend the meeting in person, you must present an admission ticket and valid photo identification. In order to obtain a ticket, you must register no later than April 20, 2018. To register, please follow the instructions on page 57.

•	Please use the West entrance to The Field Museum and proceed to the James Simpson Theatre.

•	If you have a disability that requires a reasonable accommodation, please send an email to shareholderservices@boeing.com or call (312) 544-2836 at least two weeks in advance of the meeting.

•	Self-parking is available at the North Garage, which is across the street from The Field Museum.

THE BOEING COMPANY 100 N. RIVERSIDE PLAZA MC 5003-1001 CHICAGO, IL 60606-1596

DEADLINE TO VOTE

Your internet or phone vote must be received by 10:59 p.m. CT on Sunday, April 29, 2018. If you own Plan shares, your vote must be received by 10:59 p.m. CT on Wednesday, April 25, 2018 in order to provide the trustee sufficient time to tabulate the vote of the Plan shares.

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions. Have this proxy card in hand when you access the website and follow the instructions.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have this proxy card in hand when you call and follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

MEETING ADMISSION POLICY

In order to attend the meeting, you must obtain an admission ticket by registering no later than April 20, 2018. Click the “Register for Meeting” link at www.proxyvote.com or call 1-844-318-0137 to register.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E35800-P01251-Z71655-Z71656     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOEING COMPANY

The Board of Directors recommends you vote FOR the following 13 director nominees:

1.	Election of Directors		For	Against	Abstain
	1a. 1b.	Robert A. Bradway David L. Calhoun	☐ ☐	☐ ☐	☐ ☐	COMPANY PROPOSALS: The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
	1c.	Arthur D. Collins Jr.	☐	☐	☐	2.	Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐
	1d.	Kenneth M. Duberstein	☐	☐	☐	3.	Ratify the Appointment of Deloitte & Touche LLP as Independent Auditor for 2018.	☐	☐	☐
	1e.	Edmund P. Giambastiani Jr.	☐	☐	☐
	1f.	Lynn J. Good	☐	☐	☐	SHAREHOLDER PROPOSALS: The Board of Directors recommends you vote AGAINST proposals 4, 5, 6, and 7.		For	Against	Abstain
	1g.	Lawrence W. Kellner	☐	☐	☐	4.	Additional Report on Lobbying Activities.	☐	☐	☐
	1h.	Caroline B. Kennedy	☐	☐	☐	5.	Reduce Threshold to Call Special Shareholder Meetings from 25% to 10%.	☐	☐	☐
	1i.	Edward M. Liddy	☐	☐	☐	6.	Independent Board Chairman.	☐	☐	☐
	1j.	Dennis A. Muilenburg	☐	☐	☐	7.	Require Shareholder Approval to Increase the Size of the Board to More Than 14.	☐	☐	☐
	1k.	Susan C. Schwab	☐	☐	☐
	1l.	Ronald A. Williams	☐	☐	☐
	1m.	Mike S. Zafirovski	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

The Boeing Company 2018 Annual Meeting of Shareholders

Monday, April 30, 2018

9:00 a.m., Central Time

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois 60605-2496

Meeting Admission Policy: Advance Registration Required

If you would like to attend the Annual Meeting, you must obtain an admission ticket by registering no later than April 20, 2018, as described in more detail in the Proxy Statement.

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2018 Annual Meeting and Proxy Statement and the 2017 Annual Report

are available at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
To save resources and reduce Boeing’s printing and mailing costs, you can elect to receive future proxy materials and other shareholder communications electronically at www.computershare.com/investor.

IF YOU WISH TO VOTE BY MAIL, FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

E35801-P01251-Z71655-Z71656

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS

MONDAY, APRIL 30, 2018

The undersigned hereby appoints David L. Calhoun, Arthur D. Collins Jr. and Lawrence W. Kellner, and each of them, with full power of substitution, to act as proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders, and any adjournment or postponement thereof, with respect to all of the matters indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The number of shares of Boeing stock shown on this proxy card includes shares held in The Boeing Company Voluntary Investment Plan (the “Plan”) as well as any other shares you may own outside of the Plan. If you are a participant in the Plan, you hereby instruct the Plan trustee to vote all of the Plan share interests allocated to you at the meeting and any adjournment or postponement thereof, with respect to the proposals indicated on the reverse side of this card, and you authorize the trustee to empower the proxies named above to vote in their judgment on such other business as may properly come before the Meeting and any adjournment or postponement thereof. You may not vote the Plan share interests allocated to you at the Meeting; the trustee must vote the Plan share interests. The Plan trustee must receive your proxy instructions no later than 10:59 p.m., Central Time, on Wednesday, April 25, 2018, or the trustee will vote the Plan shares in the same manner and proportion as Plan shares for which it has received instructions, unless contrary to applicable law.

If this proxy card is signed and no direction is given, this proxy for both registered shares and Plan shares will be voted in accordance with the recommendations of the Board of Directors.

If you wish to vote by mail, please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.